Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into and effective this 30th day of January 2007 by and among Datalink Corporation, a Minnesota corporation (the “Buyer”), Datalink Acquisition, LLC, a Minnesota limited liability company and a wholly owned subsidiary of the Buyer (the “Merger Subsidiary”), Midrange Computer Solutions, Inc., an Illinois corporation (the “Company”), and Dan Kalin, a California resident, Michael Spindler, a Wisconsin resident, Wayne Szczepanski, a Florida resident, and Lodi Vercelli, an Illinois resident, with reference to the following facts:

A.            The Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of their respective shareholders that the Buyer acquire the Company to advance the long-term business interests of the Buyer and the Company.

B.            The Buyer’s acquisition of the Company shall be effected through a merger (the “Merger”) of the Company with and into the Merger Subsidiary in accordance with the terms and conditions of this Agreement.

C.            For federal income tax purposes, the Buyer, the Merger Subsidiary and the Company intend that the Merger constitute a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below), that this Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code and that such reorganization shall be effected under the laws of the State of Minnesota and the State of Illinois.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Subsidiary, the Company and the Shareholders agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms defined below shall have the following meanings.

“Adjusted Net Assets” means the excess (or deficit) of the book value of the Company’s total assets, over the book value of the Company’s total liabilities, in each case computed in accordance with the Company’s Accounting Practicesapplied in a manner consistent with the manner in which such Company’s Accounting Practices were applied to prepare the Financial Statements and calculated as of the close of business on December 31, 2006.  For purposes of example only, if the Company has total assets of Five Million Dollars ($5,000,000) and total liabilities of Three Million Dollars ($3,000,000), Adjusted Net Assets would be equal to Two Million Dollars ($2,000,000).

“Affiliate” means, as to any party hereto, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a shareholder of a controlled group under Section 414 of the Code, and any officer or director of such party, as to a party who is a natural person, such person’s spouse, parents, siblings and lineal descendants, and any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.  For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

“After-Tax Basis” means, with respect to any payment received or deemed to have been received by any Person, the amount of such payment (the “Base Payment”) supplemented by a further payment (the “Additional Payment”) to that Person so that the sum of the Base Payment plus the Additional Payment shall, after deduction of the amount of all federal, state and local income or franchise Taxes required to be paid by such Person in respect to the receipt or accrual of the Base Payment and the Additional Payment (taking into account the net present value of any reduction in such income Taxes resulting from Tax benefits realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the Base Payment.  Such calculations, regardless of to whom the payment is to be made, shall be made on the basis of the amounts of the highest generally applicable federal, state and local income or franchise tax applicable to a corporation or an individual, as the case may be, for all relevant periods, and shall take into account the deductibility of state and local income or franchise taxes for federal income tax purposes.

“Aggregate Cash Payment” means the Aggregate Purchase Price less the Aggregate Stock Payment.

“Aggregate Stock Payment” means (i) that number of shares of Datalink Stock, at the Price Per Share of Datalink Stock, having an aggregate price of $8,100,000; and (ii) the Escrow Shares.

“Assets” means (i) all assets related to the Business; (ii) all strategic data, such as marketing development plans, forecasts, and forecast assumptions and volumes, and future plans and potential strategies of the Company which are being discussed, and all financial data, such as price and price objectives, price lists, pricing and quoting policies, and procedures; (iii) all accounts receivable, notes receivable and installment receivables existing as of the Closing Date (the “Accounts Receivable”); (iii) all inventory, work in progress, raw materials, returned goods inventory, evaluation systems inventory, warranty returns inventory, service inventory, finished products, supplies, packaging and shipping containers and materials (on-site, off-site and consigned) as of the Closing Date (the “Inventory”); (iv) all machinery, equipment, furniture, fixtures, vehicles, computer hardware and software (including hardware and software used to run the business systems and software to run the web site), and other personal property of the Company; (v) all database information and Software (as defined below); (vi) all information of the Company necessary to bill customers for license usage, service contracts and all other revenue items; (vii) all of the Company’s rights under any personal property leases and other agreements, supply agreements, licenses, end user agreements, contracts to which the Company is a party or by which any of its properties are bound (including customer contracts, OEM contracts, lease contracts, and all agreements for the testing, modification, development, trial, license, lease, rental or sale or other use of any product sold by the Company), insurance policies; (viii) all of the Company’s Intellectual Property; (ix) all permits, approvals and qualifications by a Governmental Authority to the Company ; and (x) all other tangible or intangible, personal or mixed property of the Company, if any, of every kind and description, wherever located.

“Balance Sheet Date” shall mean December 31, 2006.

“Books and Records” means all existing data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable law or regulation, copies of historical personnel, payroll and medical records of each of Company’s employees in the possession of the Company relating to the business or condition of the Company, including, without limitation, Financial Statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, operating data and plans, environmental studies and plans, employment applications, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by the Company and related to the Business; and all manuals and printed instructions of Company relating to the operation of the Company’s Business.

“Business” means all of the business products and services of the Company related to the Company’s resale of network equipment, storage devices, business software and related maintenance and support services.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Minneapolis, Minnesota are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, condition, fact, effect, occurrence, circumstance or development (“Changes”) with respect to, or material adverse effect on, the business, operations, condition (financial or otherwise), assets, liabilities, cash flows, or results of operations of the Buyer, or the ability of the Buyer to consummate the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Buyer Material Adverse Effect:  any adverse Change arising from or relating to (i) general business or economic conditions in the industry in which the Buyer operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, or (v) the public announcement or other disclosure of the intent of the Company, Buyer and the Merger Subsidiary to enter into the Merger.

“Closing Date” shall mean January 31, 2007 or such other date as may be mutually agreed to by the Parties.

“Company Accounting Practices” means the accounting practices that were applied in connection with the preparation of the Financial Statements and that will be applied to prepare the Latest Balance Sheet and to calculate the Adjusted Net Assets in a manner consistent with the manner in which such accounting practices were applied to prepare said Financial Statements.

“Company Option” shall mean any grant, issue or sale by the Company of any right or option to subscribe for or to purchase any shares of capital stock of the Company or any securities convertible into shares of capital stock of the Company.

“Company Shares” shall mean all issued and outstanding shares of the Company’s capital stock.

“Company Material Adverse Effect” shall mean any Changes with respect to, or material adverse effect on, the business, operations, condition (financial or otherwise), assets, liabilities, cash flows, or results of operations of the Company, or the ability of the Company to consummate the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect:  any adverse Change arising from or relating to (i) general business or economic conditions in the industry in which the Company operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, or (v) the public announcement or other disclosure of the intent of the Company, Buyer and the Merger Subsidiary to enter into the Merger.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge”, “Knowledge of the Company”, or “Known to the Company” shall mean the actual knowledge of the Shareholders after making reasonable due inquiry and, if the Shareholders fail to make such inquiry, shall include constructive knowledge of all facts they would have learned had they made such reasonable due inquiry.

“Contracts” shall mean, collectively, all contracts, agreements, instruments, notes, mortgages, indentures, insurance policies, commitments, leases and licenses, enforceable arrangements and understandings, written or oral, relating to the Company to which the Company is a party or by which it is bound.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Datalink Stock” shall mean the authorized shares of Common Stock of the Buyer, par value $.001 per share.

“Disclosure Schedule” shall mean the disclosure schedule delivered by the Shareholders and the Company to the Buyer at the Closing.

“Effective Time” means the time on the Closing Date the Buyer, the Merger Subsidiary and the Company file the Articles of Merger with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Illinois or at such later time as is established by the Buyer, the Merger Subsidiary and the Company and set forth in the Articles of Merger.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving monetary benefits in excess of $1,500 per year, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, officer, director or other service provider of the Company.

“Environmental Laws” means any Law, regulation, order, judgment, decree or permit requirement of any applicable governmental jurisdiction as in effect immediately prior to the Closing Date relating to:  (i) the pollution, protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor or wetlands protection.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a shareholder of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

“Escrow” shall mean the escrow established pursuant to the terms of the Escrow Agreement.

“Escrow Agent” shall mean Wells Fargo Bank, N.A. and its successors or assigns.

“Escrow Agreement” shall mean the Escrow Agreement attached hereto and incorporated herein as Exhibit B.

“Escrow Shares” shall mean those shares of Datalink Stock, at the Price Per Share of Datalink Stock, with an aggregate price of $900,000 to be held by the Escrow Agent under the terms of the Escrow Agreement.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Authority” shall mean the government of the United States or any foreign jurisdiction, any state, county, district, municipality, city or other governmental or quasi governmental unit or political subdivision, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing and any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority of any nature whatsoever.

“Hazardous Substance” shall mean:  (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials, urea formaldehyde or radon.

“IBCA” shall mean the Illinois Business Corporation Act of 1983, as amended.

“Indebtedness” of any Person shall mean the principal of, premium, if any, and unpaid interest on (i) indebtedness for money borrowed from others; (ii) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered, or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (iii) all indebtedness secured by any Lien upon property or assets owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (iv) all indebtedness or other liabilities of such Person created or arising under any capitalized lease, conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; and (v) renewals, extensions and refinancings of any such indebtedness.

“Indemnifiable Damages” shall mean all losses, claims, damages, liabilities, costs, expenses or deficiencies, including reasonable attorneys’ fees; provided, however, “Indemnifiable_Damages” shall exclude consequential, indirect, punitive, lost profits and any similar damages incurred by any Party to this Agreement. Notwithstanding the foregoing, “Indemnifiable Damages” shall include consequential, indirect, punitive, lost profits and any similar damages that are paid or payable by an Indemnitee to any third party.

“Intellectual Property” shall mean any and all U.S.:  (i) patents, patent disclosures, designs, algorithms and other industrial property rights; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, together with all of the goodwill associated therewith; (iii) copyrights (registered or unregistered), together with all authors’ and moral rights (whether choate or inchoate, published or unpublished); (iv) mask works; (v) Software; (vi) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, technical and development plans and proposals, technical data (i.e. data other than Software, which are of a scientific or technical nature); (vii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise; (viii) copies and tangible embodiments thereof (in whatever form or medium); and (ix) all registrations, applications (pending and in-process), renewals, extensions, continuations, divisions, reexaminations or reissues of any of the foregoing rights, now or hereafter in force (including all rights therein).

“IRS” shall mean the Internal Revenue Service.

“Knowledge of Buyer” shall mean the actual knowledge of Charles B. Westling or Gregory T. Barnum after making reasonable due inquiry and, if Messrs. Westling or Barnum fail to make such inquiry, shall include constructive knowledge of all facts they would have learned had they made such reasonable due inquiry.

“Latest Balance Sheet” shall mean the balance sheet of the Company as of December 31, 2006.

“Laws” shall mean, collectively, all federal, state, local, municipal, foreign or international constitutions, laws, statutes, ordinances, codes, or principles of common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit, of any Governmental Authority that are in effect immediately prior to the Closing.

“Liability” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense or obligation, whether accrued, absolute, contingent, matured or unmatured and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, mortgage or other right or encumbrance of any kind.

“Membership Units” shall mean membership units of the Merger Subsidiary.

“Merger Documents” shall mean this Agreement, the Escrow Agreement, the Registration Rights Agreement and any other documents delivered at the Closing to which the Company and/or one or more Shareholders is a party, except that, for purposes of Section 2.5(b), the term Merger Documents shall exclude the Registration Rights Agreement and all Noncompetition and Nonsolicitation Agreements.

“Minimum Adjusted Net Assets” shall mean Adjusted Net Assets as of June 30, 2006, which the Parties hereto agree was ($95,020.00).

“MLLCA” means the Minnesota Limited Liability Company Act.

“Net Aggregate Purchase Price” shall mean the Aggregate Purchase Price less the Escrow Amount.

“Notice of Claim” shall mean a certificate signed by the Indemnitee or its authorized representative:  (i) stating that the Indemnitee has paid or accrued (or intends to pay or accrue) Indemnifiable Damages to which it is entitled to indemnification pursuant to Article 8 and the amount thereof (to the extent then known); and (ii) specifying to the extent possible (A) the individual items of such Indemnifiable Damages included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are claimed.

“Notice of Objection” shall mean a written notice of objection by the Indemnitor which shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim.

“Operating Agreement” shall mean that certain Operating Agreement of Merger Subsidiary dated as of January 18, 2007.

“Orders” shall mean all decisions, injunctions, writs, guidelines, orders, rulings, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority prior to the Closing Date.

“Ordinary Course of Business” shall mean the ordinary course of the Company’s Business, consistent with the past practices of the Company.

“Party” or “Parties” means any and all Persons that are parties to this Agreement.

“Permitted Liens” shall mean:

(a)           Tax liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which the Liability, if required by the Company’s Accounting Practices, has been disclosed on the Financial Statements or which have arisen after the date of the Latest Balance Sheet;

(b)           deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(c)           purchase money security interests in any property acquired by the Company for which the Liability underlying such security interest has been disclosed on the Financial Statements, if required to be disclosed by the Company’s Accounting Practices, and for which the Lien is disclosed on the Disclosure Schedule;

(d)           interests or title of a lessor under any lease;

(e)           mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction securing obligations incurred in the Ordinary Course of Business for amounts not yet due and payable and which are not, individually or in the aggregate, material to the operation of the Business;

(f)            easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the conduct of the business of the Company or detracting materially from the value of the Assets of the Company and that do not secure obligations for money borrowed;

(g)           Liens outstanding on the date hereof described in the Disclosure Schedules; and

(h)           rights of licensors of any Intellectual Property licensed by the Company.

“Person” shall mean an individual, partnership, corporation or organization, including, without limitation, limited partnerships, limited liability partnerships, limited liability companies, general partnerships, joint ventures, joint stock companies, trusts, land trusts, business trusts, unincorporated organizations or associations, or other entity, irrespective of whether they are legal entities, governmental bodies (or any agency, instrumentality or political subdivision thereof), or any other form of legal entities.

“Price Per Share of Datalink Stock” shall mean the average of the daily last reported closing prices for the Datalink Stock over a period of 20 consecutive Trading Days immediately prior to the Closing Date, which the parties hereto agree is equal to $7.733.

“Pro-Rata Share” means with respect to (i) Dan Kalin, 5.00%, (ii) Michael Spindler 9.50%, (iii) Wayne Szczepanski, 23.75% and (iv) Lodi Vercelli 61.75%.

“Purchase Price” means, for each Shareholder, the Total Per Share Price multiplied by the number of Company Shares owned by such Shareholder.

“Registration Rights Agreement” shall mean the Registration Rights Agreement attached hereto as Exhibit C.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

“Seller Costs” shall mean all costs and expenses incurred (i) to discharge any Lien on the Assets, except for Permitted Liens, (ii) to provide for full payment, at or prior to the Closing, of all of the Company’s investment banking, legal, accounting (expressly excluding any costs directly related to the audit of any of the Company’s financial statements performed at the Buyer’s request) and other costs and expenses of the Company with respect to the transactions consummated hereby accruing or occurring at or prior to the Closing, (iii) to pay in full all sale bonuses awarded to Company employees by the Company prior to the Closing Date and payment in full of any change in control or severance payment awarded by the Company to any Company employee prior to the Closing Date and resulting from the Merger, (iv) to discharge and pay off or extinguish any other equity interest in the Company other than the Company Shares, including all costs associated with Company Options outstanding prior to the Merger and (v) to provide any vacation and severance pay due employees of the Company which were previously terminated that has not been paid, if any.

“Shareholder Agreements” shall mean (a) the Midrange Computer Solutions, Inc. Shareholders Agreement by and among the Company and the Shareholders dated as of January 31. 2000 and (b) the Midrange Computer Solutions, Inc. Employee Stock Purchase and Restriction Agreement by and among the Company and the holders of Company Options who would have been required to become parties thereto upon the exercise of any Company Options dated January 31, 2000.

“Shareholders” shall mean Dan Kalin, Wayne Szczepanski, Michael Spindler and Lodi Vercelli.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, macros, scripts, objects, routines, modules and other components, (ii) data, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) any of the foregoing (other than hardware) supporting any Internet site(s) operated by or on behalf of the Company, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Tax Closing Date.

“Subsidiaries” or, individually, “Subsidiary” shall mean any entity in which the Company or Buyer, as the case may be, owns stock, other securities or any other ownership interest (other than ownership of less than three percent (3%) of the stock or securities of a corporation, partnership, limited liability company or other entity whose shares are listed on a nationally recognized securities exchange or are traded over the counter, and which stock or securities are held by the Company or Buyer solely as an investment) and any other investment by the Company or Buyer, as the case may be, in any corporation, limited liability company, joint venture, partnership or other business enterprise.

“Surviving Company” shall mean the Merger Subsidiary following the Merger.

“Taxes” shall mean any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, profits, ad valorem, estimated or other tax, assessment, duty, or levy, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to,  incurred, or collected in connection with any tax or any contest or dispute thereof.

“Tax Closing Date” means, the Closing Date, except that with respect to income Taxes that are determined on the basis of a taxable year that ends on the day prior to the date on which a reorganization under Code section 368(a)(1)(A) occurs, the day before the Closing Date.

“Tax Returns” shall mean any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by the Company with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Total Per Share Price” shall mean an amount per Company Share equal to the quotient of (i) the Aggregate Purchase Price, divided by (ii) the number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Trading Day” shall mean a day on which the Datalink Common Stock is traded on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board.

1.2           Index of Other Defined Terms.  The following capitalized terms used in the Agreement shall have the meanings ascribed thereto in the Section of the Agreement set forth across from each such term.

Defined Term	Section

4.31 Losses	8.1(b)
Accounts Receivable	Definitions
Additional Payment	Definitions
Adjusted Net Assets	Definitions
Affiliate	Definitions
Agent	2.5(a)
Aggregate Purchase Price	3.1
Agreement	Caption
Allocable Portion of the Cap	8.5(b)(iii)
Articles of Merger	2.1
Bankruptcy and Equity Exception	4.4(a)
Base Payment	Definitions
Buyer	Caption
Buyer Indemnified Party	8.1(a)
Buyer Losses	8.1(a)
Changes	Definitions
Closing	2.2
Company	Caption
Company Board	4.1(b)
Company Employee Plans	4.16(a)
Company Intellectual Property	4.12(a)

Defined Term	Section

Company Lease	4.11(a)
Company Permits	4.17(a)
Company Real Property	4.11(a)
Company Shares Plans	4.2(b)
Company Subleases	4.11(c)
Contest	9.1(f)(i)
Contingent Workers	4.18(e)
Customers and Suppliers	4.25
Datalink Shares	4.31(e)(ii)
December Balance Sheet	3.3(b)
Deductible	8.5(b)(i)
Dispute	10.5(a)
Disputing Party	10.5(b)
Distribution	6.10
Escrow Amount	3.2(a)
Exchange Agent	3.6(a)
Financial Statements	4.6
First Meeting Deadline	10.5(b)
Foreign Corrupt Practices Act	4.29
Indemnitee	8.3
Indemnitor	8.3
Inventory	Definitions
Leased Real Property	4.11(a)
Material Contracts	4.13(a)
Merger	Recitals
Merger Documents	2.5(b)(iii)
Merger Subsidiary	Caption
Occurrence Threshold	8.5(b)(i)
Organizational Documents	4.1(b)
Proceeding	4.14
Required Consents	4.5
Responding Party	10.5(b)
S Corporation Returns	9.1(b)
SEC Documents	5.4(a)
Sellers’ Cap	8.5(b)(iii)
Shareholder Indemnified Parties	8.2
Shareholders’ Expenses Fund	3.2(b)
Stock Power	3.6(b)(i)
Third Party Intellectual Property	4.12(a)
Transaction Expenses	2.6
WARN Act	4.18(f)

ARTICLE 2

THE MERGER; AGENT

2.1           Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and as soon as reasonably practicable on the Closing Date, the Surviving Company shall cause to be filed with the Secretary of State of the State of Minnesota and the Secretary of State of Illinois, articles of merger in the respective forms as are required by, and executed by the Merger Subsidiary and the Company in accordance with, the relevant provisions of the MLLCA and the IBCA (collectively, the “Articles of Merger”) and shall make all other filings or recordings required under the MLLCA and the IBCA to cause the Merger to be effective at the Effective Time.  The Merger shall become effective at the Effective Time.

2.2           Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Time, on the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7, at the offices of Messerli & Kramer, P.A., 150 South Fifth Street, Suite 1800, Minneapolis, Minnesota 55402, unless another date, place or time is agreed to in writing by the Buyer and the Company.

2.3           Effects of the Merger.  At the Effective Time, in accordance with the MLLCA and the IBCA and on the terms and conditions set forth in this Agreement and the Articles of Merger, (a) the separate existence of the Company shall cease and the Company shall be merged with and into the Merger Subsidiary, which shall survive the merger as a Subsidiary of the Buyer and which shall have the name MCS-Datalink, LLC after the Effective Time and (b) the Articles of Organization of the Merger Subsidiary as in effect on the date of this Agreement shall be the Articles of Organization of the Surviving Company, until further amended in accordance with the MLLCA.  The Merger shall have the effects set forth in Section 322B.75 of the MLLCA and Section 11.50 of the IBCA.

2.4           Managers of the Surviving Company.  The managers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial managers of the Surviving Company, each to hold office in accordance with the Operating Agreement of the Surviving Company.

2.5           Agent.

(a)           Each Shareholder hereby revokes any and all prior proxies or powers of attorney with respect to any Shares held or owned by it.  Each Shareholder irrevocably constitutes and appoints Lodi Vercelli as such Shareholder’s agent (the “Agent”), acting as hereinafter provided, as his attorney-in-fact and agent in his name, place and stead in connection with the transactions contemplated by this Agreement and matters arising therefrom subsequent to the date hereof, and acknowledges that such appointment is coupled with an interest.  By executing and delivering this Agreement, the Agent hereby (i) accepts his appointment and authorization as the Agent to act as attorney-in-fact and agent in the name, place and stead of each Shareholder in accordance with the terms of this Agreement and (ii) agrees to perform his duties and obligations under this Agreement.

(b)           Each Shareholder authorizes the Agent, in the name and on behalf of such Shareholder, to do or cause to be done for such Shareholder any of the following:

(i)            To take any and all actions necessary or advisable in the opinion of the Agent to consummate the transactions contemplated by this Agreement;

(ii)           To have and exercise all of the rights, powers and duties of each Shareholder under this Agreement to the same extent that such Shareholder personally otherwise would possess for the purpose of effectuating the consummation of the transactions contemplated by this Agreement.

(iii)          To give and receive any notice required or permitted under any Merger Document;

(iv)          To exercise any rights and take any action required or permitted to be taken under the Merger Documents;

(v)           To execute the Escrow Agreement and represent the Shareholders in connection with the Escrow, and negotiate on their behalf, resolve disputes, if any, with the Escrow Agent and with the Buyer, and, in general, deal with the Escrow and receive the Escrow Amount therefrom as it may become withdrawable or payable in accord with the Merger Documents;

(vi)          To negotiate, execute and deliver any amendment to or modification of any of the Merger Documents, or any of the provisions hereof or thereof and any waiver, consent, schedule, release, instruction or notice hereunder or thereunder, except that the Agent shall have no authority to amend Sections 3.1 or 3.2 hereof or Exhibit A or Exhibit A-1 to this Agreement without the consent of all of Shareholders;

(vii)         To settle, compromise and negotiate or dispute any claims for indemnification under Article 8 hereof or other claim made by either Buyer or Merger Subsidiary under any Merger Document and provide the Escrow Agent with instructions concerning payments of claims from the Escrow;

(viii)        To execute, deliver and duly endorse, for and on behalf of each Shareholder, stock certificate(s), stock power(s) or other documents required or contemplated to be provided in connection with the transactions contemplated by this Agreement and the Escrow Agreement;

(ix)           To negotiate and compromise any dispute which may arise, and to exercise or refrain from exercising remedies available under any Merger Document and to sign any releases or other documents with respect to any such dispute or remedy;

(x)            To give such instructions and do such other things and refrain from doing such other things as the Agent shall deem necessary or appropriate to carry out the provisions of any Merger Document; and

(xi)           To incur such expenses on behalf of the Shareholders as and when the Agent shall determine in his sole discretion in carrying out his obligations hereunder.

(c)           Each Shareholder agrees to be bound by all agreements and determinations made, and contracts negotiated, executed and delivered, by the Agent in accordance with the terms of this Agreement.

(d)           Each Shareholder hereby expressly acknowledges and agrees that the Agent is authorized to act in his name and on his behalf in accordance with the terms of this Agreement.  Notwithstanding any dispute or disagreement among Shareholders and/or the Agent, the Buyer, Merger Subsidiary, the Escrow Agent and any third party shall be entitled in good faith to rely on any and all action taken by the Agent under the Merger Documents, without any liability to, or obligation to inquire of, any of Shareholders and specifically may rely on any amendments, receipts, certificates, consents, waivers, schedules, releases, instructions, notices, statements, agreements or other documents signed or otherwise provided by the Agent with respect to any matter in connection with any Merger Document.

(e)           If Lodi Vercelli, as the Agent, ceases to function as the Agent, for any reason whatsoever, then, upon written notice to the Buyer, Merger Subsidiary and Escrow Agent, Wayne Szczepanskishall serve as the successor Agent until the date that Wayne Szczepanski ceases to function as the Agent, for any reason whatsoever.  If Wayne Szczepanski ceases to function as successor Agent for any reason whatsoever, then Shareholders (or their successors in interest) that, immediately prior to the Closing held a majority of the outstanding Company Shares, may appoint a successor by an instrument in writing.

(f)            The authorization of the Agent shall be effective until such rights and obligations under this Agreement terminate by virtue of the termination of any and all rights and obligations of the Shareholders under the Merger Documents.

(g)           The Agent shall not be liable for any acts or omissions under this Section 2.5 except for his own gross negligence or willful misconduct.  Each Shareholder agrees, to jointly and severally indemnify and to save and hold harmless the Agent of, from, against and in respect of any claim, action, cause of action, cost, liability or expense suffered or incurred by or asserted against the Agent based upon or arising out of the performance by the Agent of any act, matter or thing pursuant to the appointment herein made, except that no Shareholder shall be held or required to indemnify or to save or hold harmless the Agent for the gross negligence or willful misconduct of the Agent in the performance of his duties hereunder.

2.6           Shareholder’s Expense Fund.  Pursuant to Section 3.2(b) of this Agreement, at the Closing, the Shareholders’ Expense Fund Amount shall be deposited in the Shareholders’ Expense Fund.  The amounts held in the Shareholders’ Expense Fund and any earnings thereon shall be used by the Agent to pay the costs and expenses incurred by Agent directly or by the Agent on behalf of the Shareholders in connection with the Merger Documents and the transactions contemplated hereby and thereby, including all attorney’s fees, accountants’ fees, arbitrators’ fees and other costs and expenses incurred by Agent directly or by the Agent on behalf of the Shareholders in determining the final Aggregate Purchase Price and defending against any claim asserted by any Buyer Indemnified Party under Article 8 of this Agreement or in exercising any of his or the Shareholders’ other rights or obligations under any of the Merger Documents (the “Transaction Expenses”).  In the event that the aggregate amount of the Transaction Expenses for which Agent is entitled to be reimbursed from the Shareholders’ Expense Fund exceeds the amount held in the Shareholders’ Expense Fund, upon request by Agent, each Shareholder hereby agrees to reimburse Agent an amount equal to such Shareholder’s Pro-Rata Share multiplied by the amount of such excess Transaction Expenses.  After the expiration of the term of Agent’s appointment, or, at the discretion of Agent, at any time prior thereto, Agent shall provide an accounting of the Shareholders’ Expense Fund to the Shareholders and distribute the balance, if any, of the Shareholders’ Expense Fund and any earnings thereof to each Shareholder in accordance with such Shareholder’s Pro-Rata Share.

ARTICLE 3

CONVERSION OF SECURITIES AND PURCHASE PRICE

3.1           Aggregate Purchase Price.  The total consideration to be paid by the Buyer to the Shareholders for the Company Shares shall be Fourteen Million and No/100ths Dollars ($14,000,000.00), subject to the post-closing adjustment described in Section 3.3 hereof (the “Aggregate Purchase Price”), which will be payable to the Shareholders as set forth in Section 3.2.

3.2           Manner of Payment.  The Aggregate Purchase Price will be paid on the Closing Date (unless otherwise stated below) as follows:

(a)           Escrow.  The Buyer shall deposit with the Escrow Agent $1,400,000 in the form of:  (x) certificates representing the Escrow Shares, registered in the respective names designated by the Shareholders in accordance with the Shareholders’ Pro-Rata Shares, duly endorsed in blank for transfer or accompanied by a signed stock power, which certificates shall be delivered by the Buyer to the Escrow Agent within five (5) Business Days after the Closing Date, and (y) cash equal to $500,000 (together with the Escrow Shares, the “Escrow Amount”).  The Escrow Agent shall receive, hold and disburse the Escrow Amount from the Escrow and hold the Escrow Shares and such funds pursuant to the terms of the Escrow Agreement.  Each Shareholder’s portion of the Aggregate Purchase Price that constitutes the Escrow Amount is set forth opposite such Shareholder’s name on Exhibit A-1 hereto (as expressed in terms of the number of “Escrow Shares” and amount of “Cash” under the respective headings on Exhibit A-1).  If the entire Escrow Amount is to be delivered by the Escrow Agent under the terms of the Escrow Agreement to the Shareholders, each Shareholder shall be entitled to receive the Escrow Shares and cash set forth opposite his name on Exhibit A-1. If less than the entire Escrow Amount is to be delivered to the Shareholders under the terms of the Escrow Agreement, each Shareholder shall be entitled to his Pro-Rata Share of such portion of the Escrow Amount and each Shareholder shall receive the same proportion of Datalink Stock and cash as remain in the Escrow.

(b)           Net Aggregate Purchase Price.  The Net Aggregate Purchase Price shall be paid to the Shareholders in accordance with this Section 3 and shall equal (i) that number of shares of Datalink Stock, at the Price Per Share of Datalink Stock, having an aggregate price of $8,100,000 and (ii) cash in an amount equal to $4,500,000, subject to adjustment under

Section 3.3 hereof. The Buyer shall (A) pay to each Shareholder his Pro-Rata Share of the Net Aggregate Purchase Price by delivering (I) within five (5) Business Days after the Closing Date, stock certificates issued in the name of such Shareholder or such other Person designated by such Shareholder (so long as the representations set forth in Section 4.31(e) are true and correct with respect to such designee) representing the number of shares of Datalink Stock set forth opposite his name on Exhibit A hereto under the heading “Datalink Stock” and (II) on the Closing Date, cash in the amount set forth opposite his name on Exhibit A hereto under the heading “Cash” via wire transfer of immediately available funds to the account(s) set forth opposite his name on Exhibit A hereto under the heading “Wire Instructions”, and (B) on the Closing Date, deposit cash in the amount of One Hundred Thousand Dollars ($100,000), as the Shareholders’ Expense Fund Amount, via wire transfer of immediately available funds to the account set forth on Exhibit A hereto (the “Shareholders’ Expense Fund”).  Each Shareholder shall be deemed to have deposited his Pro-Rata Share of the Shareholders’ Expense Fund Amount in the Shareholders’ Expense Fund from the amount of the cash otherwise payable to such Shareholder under this Section 3.2.

3.3           Closing Adjustment.

(a)           If the Adjusted Net Assets (after taking into account payment of the Distribution) are less than the Minimum Adjusted Net Assets, the Aggregate Purchase Price will be reduced by such difference on a dollar-for-dollar basis (the “Purchase Price Adjustment”).

(b)           Prior to the Closing, the Company will prepare and deliver to Buyer a balance sheet as of the close of business on December 31, 2006 (the “December Balance Sheet”) prepared by the Company consistent with the Company Accounting Practices applied by the Company to prepare the Financial Statements described in Section 4.6 hereof.  Immediately after January 1, 2007, the Company will have conducted a physical count of the Inventory on hand as of the close of business on December 31, 2006 (which the Buyer shall have had the right to observe), and the Company will value such Inventory in accordance with the Company Accounting Practices, which count and value shall be utilized for purposes of calculating the Adjusted Net Assets as of December 31, 2006.  Contemporaneously with the delivery of the December Balance Sheet, Agent shall deliver to the Buyer a Purchase Price adjustment statement (the “Closing Adjustment Statement” and together with the December Balance Sheet, the “Adjustment Documents”) which shall set forth the Adjusted Net Assets and the proposed Purchase Price Adjustment, if any, as reflected on, and consistent with, the December Balance Sheet.  At any time and from time to time after receipt of the Adjustment Documents, Buyer may request, and Agent will provide, reasonable access during normal business hours to, or copies of, as Buyer shall request, the information, data and work papers used to prepare the Adjustment Documents and to calculate the Purchase Price Adjustment, and will make the Company’s accountants available to explain any information, data or work papers used to prepare the Adjustment Documents and to calculate the Purchase Price Adjustment.  The Buyer shall notify Agent in writing within one hundred twenty (120) days following delivery of the Adjustment Documents (the “Dispute Period”) that (i) Buyer agrees with the Adjustment Documents and the Purchase Price Adjustment (an “Approval Notice”) or (ii) Buyer disagrees with such calculations, identifying with reasonable specificity the items with which Buyer disagrees (a “Dispute Notice”).  Upon receipt by Agent of a Dispute Notice, Buyer and Buyer’s accountants, on the one hand, and Agent and Agent’s accountants, on the other hand, will use good faith efforts during the twenty (20) Business Day period following the date of Agent’s receipt of a Dispute Notice (the “Resolution Period”) to resolve any differences they may have as to the calculations contained in the Adjustment Documents and/or the calculation of the Purchase Price Adjustment.  If Buyer and Agent cannot reach written agreement during the Resolution Period, within five (5) Business Days thereafter, their disagreements, limited to only those issues still in dispute (“Remaining Disputes”), shall be promptly submitted to a nationally recognized independent accounting firm, selected by mutual agreement of Buyer and Agent, or if they fail to agree within such five (5) Business Day period, such firm shall be chosen by lot from the “big 4” nationally recognized independent accounting firms (after eliminating Buyer’s accounting firm) (the “Independent Accountant”), which firm shall conduct such additional review as is necessary to resolve the specific Remaining Disputes referred to it.  Buyer and Agent will cooperate fully with the Independent Accountant to facilitate its resolution of the Remaining Disputes, including by providing the information, data and work papers used by each party to calculate the Purchase Price Adjustment and the Remaining Disputes, making its personnel and accountants available to explain any such information, data or work papers and submitting each of their calculations of the Adjusted Net Assets and the Purchase Price Adjustment.  Based upon such review and other information, the Independent Accountant shall determine the Adjusted Net Assets (after taking into account payment of the Distribution) and the Purchase Price Adjustment strictly in accordance with the terms of this Section 3.3 and the Company Accounting Practices (the “Independent Accountant Determination”).  Such determination shall be completed as promptly as practicable and if possible, in no event later than sixty (60) days following the submission of the Remaining Disputes to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, Buyer and the Shareholders for purposes of this Section 3.3, except to correct manifest clerical or mathematical errors.

(c)           The fees and expenses of the Independent Accountant shall be paid by the Party whose calculation of the Purchase Price Adjustment as submitted to the Independent Accountant differs most from the Independent Accountant Determination.

(d)           On the fifth Business Day after the earliest of (i) the receipt by Agent of an Approval Notice, (ii) the expiration of the Dispute Period if Agent has not received an Approval Notice or a Dispute Notice within such period, (iii) the resolution by Buyer and Agent of all differences regarding the Adjustment Documents and the Purchase Price Adjustment within the Resolution Period and (iv) the receipt of the Independent Accountant Determination, each Shareholder shall pay his Pro-Rata Share of any Purchase Price Adjustment, plus interest calculated from the Closing Date through, but not including, the date of such payment at the Interest Rate, by transfer to Buyer of Datalink Stock (rounded down to the nearest whole shares) at the Price Per Share of Datalink Stock and cash in the same proportion as the Datalink Stock and cash comprised the Aggregate Purchase Price.  “Interest Rate” shall mean, on any date, a variable rate per annum, equal to the rate of interest published from time to time by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

3.4           Conversion of Company Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Membership Units of the Merger Subsidiary or holders of Company Shares:

(a)           Membership Units of the Merger Subsidiary.  Each Membership Unit of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable Membership Unit of the Surviving Company, and the foregoing shall constitute the only outstanding Membership Units, or rights to acquire Membership Units, of the Surviving Company.

(b)           Purchase for Company Shares.  Each Company Share issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Total Per Share Price.  The Total Per Share Price shall be allocated among shares of Datalink Stock and cash on a per Share basis in the manner set forth in Section 3.2.

(c)           Cancellation of Company Shares.  As of the Effective Time, each Company Share shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each Shareholder shall cease to have any rights with respect thereto, except the right to receive the Total Price Per Share pursuant to this Article 3.

3.5           Allocation of Per Share Purchase Price.  The Aggregate Purchase Price payable to a Shareholder shall be allocated among shares of Datalink Stock and cash such that the Total Per Share Price payable with respect to each Company Share outstanding immediately prior to the Effective Time shall be allocated:

(a)           First, to a number of shares of Datalink Stock valued at the Price Per Share of Datalink Stock equal to the quotient of (i) the Aggregate Stock Payment, divided by (ii) the number of Company Shares outstanding immediately prior to the Effective Time; and

(b)           Second, the balance of the Total Per Share Price, to cash.

3.6           Exchange Procedures.  The procedures for exchanging outstanding Company Shares for the Purchase Price pursuant to the Merger are as follows:

(a)           Exchange Agent.  The Buyer or its designee shall serve as the exchange agent for purposes hereof (the “Exchange Agent”).

(b)           Exchange Procedures.

(i)            Upon delivery of the original stock certificates evidencing the Company Shares held by a Shareholder, accompanied by a signed stock power in substantially the form of the Exhibit D attached hereto (a “Stock Power”) and any other documentation the Exchange Agent or the Buyer may reasonably request by written notice to the Shareholders no later than 2 Business Days prior to the Closing Date, each Shareholder shall be paid in exchange therefor an amount equal to his Pro Rata Share of the Aggregate Purchase Price in accordance with Section 3.2 in respect of all Company Shares held by such Shareholder.

(ii)           Shareholders that have complied with the foregoing prior to or on the Closing Date shall be entitled to receive their Pro-Rata Share of the Aggregate Purchase Price at the Closing Date, payable in accordance with Section 3.2 above.  Shareholders that comply with the foregoing after the Closing Date shall receive their

Pro-Rata Share of the Aggregate Purchase Price to which they are otherwise entitled (payable in accordance with Section 3.2 above) within five (5) Business Days after compliance with the foregoing.

3.7           No Further Ownership Rights in Company Shares.  The Aggregate Purchase Price paid to Shareholders in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the Company Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Company Shares which were outstanding immediately prior to the Effective Time.

3.8           Transferability of Datalink Stock.

(a)           Restricted Legend.  All shares of Datalink Stock delivered under this Agreement shall be issued pursuant to an available exemption from the registration requirements of the Securities Act and applicable state securities laws and shall contain the following legends:

(i)            THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

(ii)           THE ISSUER IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS AND TO ISSUE SHARES IN MORE THAN ONE SERIES OF AT LEAST ONE CLASS.  THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

(b)           Termination of Restrictions.

(i)            Notwithstanding any term or provision contained in the Agreement or any other agreement entered into in connection with the transactions contemplated hereby, any restrictions imposed upon the transferability of the Datalink Stock delivered under this Agreement shall terminate as to any particular share when (A) such share has been effectively registered under the Securities Act and sold by the Shareholder in accordance with such registration, or (B) a written opinion to the effect that such restrictions are no longer required or necessary under any securities Law has been received from counsel for Shareholder, or (C) such share has been sold without registration under the Securities Act in compliance with Rule 144, or (D) Buyer is reasonably satisfied that the Shareholder shall, in accordance with the terms of Subsection (k) of Rule 144, be entitled to sell such share pursuant to such Subsection, or (E) a letter or an Order shall have been issued to the Shareholder by the SEC or the staff thereof stating that no enforcement action shall be recommended by such staff or taken by the SEC, as the case may be, if such share is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or Order and such letter or Order specifies that no subsequent restrictions on transfer are required.

(ii)           Whenever the restrictions on transferability on the shares of Datalink Stock delivered to the Shareholders under this Agreement terminate, as hereinabove provided and upon written notice delivered to Buyer from such Shareholder that the restrictions have terminated, each Shareholder shall be entitled to receive from Buyer, without expense to such Shareholder, new certificates for the shares of Datalink Stock owned by such Shareholder not bearing the restrictive legend set forth in Section 3.8(a)(i) hereof.

3.9           Registration Rights.  All shares of Datalink Stock delivered under this Agreement shall have the registration rights set forth in the Registration Rights Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SHAREHOLDERS

The Company and the Shareholders represent and warrant to the Buyer and the Merger Subsidiary that the statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth on the Disclosure Schedule delivered by the Company and the Shareholders to the Buyer and the Merger Subsidiary and dated as of the date hereof.  Any matter described on the Disclosure Schedule shall be set forth with reference to each separate Section of this Agreement to which the matter relates.  However, any information disclosed herein under any Section number of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other Section number of the Disclosure Schedule where the applicability of such information is reasonably apparent.  The Company and the Shareholders acknowledge and agree that each of the representations and warranties contained in this Article 4 as modified by the Disclosure Schedule, are being relied upon by the Buyer and the Merger Subsidiary, regardless of any investigation made by, or information known to, the Buyer or Merger Subsidiary.

4.1           Organization, Standing and Power.

(a)           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois, has all requisite corporate power and authority to own, lease and operate its properties and Assets and to carry on its business as now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction listed in Section 4.1(a) of the Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign entity in any other jurisdiction, except where the failure to be so qualified would not have a Company Material Adverse Effect.  The Company has not conducted business under any other name except as set forth on Section 4.1(a) of the Disclosure Schedule and the principal office of the Company has and is located at the addresses set forth on Section 4.1(a) of the Disclosure Schedule.  The Company has not conducted any business other than the business conducted as it substantially exists on the Closing Date.

(b)           Organizational Documents.  The Company has delivered to the Buyer and the Merger Subsidiary true and complete copies of the Articles of Incorporation and Bylaws, and any amendments or restatements thereto (collectively, the “Organizational Documents”).  The minute books and required records of the Company, true and complete copies of which have been delivered to the Buyer, reflect all material actions taken at all meetings or by written consent of the Shareholders and Board of Directors of the Company (the “Company Board”) through the date of this Agreement.

4.2           Capitalization.

(a)           Company Shares.  The Company’s capitalization consists of 15,000,000 authorized Common Shares, no par value, divided into Class A Shares, no par value, of which 6,500,000 shares are authorized and Class B Shares, no par value, of which 8,500,000 shares are authorized.  There are 6,500,000 of Class A Shares issued and outstanding and 4,026,315 Class B Shares issued and outstanding.  Section 4.2(a) of the Disclosure Schedule sets forth the name of each Shareholder that owns Company Shares and the number of Company Shares each such holder owns as of the Closing Date.  Other than the Shareholders, there are no other shareholders of the Company.  The outstanding Company Shares are owned by the Shareholders free and clear of any Liens, except for restrictions under federal and state securities Laws and under the Shareholders Agreements, which Agreements shall be terminated immediately prior to the Closing.

(b)           Company Options.  Section 4.2(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all equity option plans or other equity-related plans of the Company (the “Company Shares Plans”), indicating for each Company Shares Plan the number of Company Shares issued under such Company Shares Plan, the number of Company Shares subject to outstanding options under such Company Shares Plan and the number of Company Shares reserved for future issuance under such Company Shares Plan; and (ii) all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Company Shares Plan under which it was granted and the number of Company Shares subject to such Company Option.  The Company has delivered to the Buyer complete and accurate copies of all Company Shares Plans and the forms of all option agreements evidencing Company Options.  All outstanding Company Options will be cancelled and terminated prior to Closing and all Company Share Plans will also be terminated prior to Closing.

(c)           Other Securities.  Except as set forth in this Section 4.2(a) or 4.2(b) of the Disclosure Schedule, (i) there are no equity securities of any class or kind of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional Company Shares or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such Company Shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.  The Company does not have any outstanding equity appreciation rights, phantom equity, performance based equity rights or similar equity rights or obligations.  Except for the Shareholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale, pledge or transfer (including agreements imposing transfer restrictions) of any Company Shares or other equity interests of the Company.

(d)           Validity.  All outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right under any provision of applicable Laws of the State of Illinois, the Organizational Documents or any agreement to which the Company is a party or is otherwise bound, and, to the Company’s Knowledge, were issued in compliance with all applicable Laws (including compliance with applicable federal and state securities Laws).

(e)           Redemption.  There are no obligations, contingent or otherwise, of the Company to repurchase, redeem, rescind or otherwise acquire any Company Shares or other equity interests of the Company.

4.3           Subsidiaries.  The Company has no Subsidiaries.

4.4           Authority; No Conflict.

(a)           Authority; Shareholder Approval.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held or pursuant to a written consent, by the unanimous vote or consent of all directors (i) determined that the Merger is in the best interests of the Company and the Shareholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the Laws of the State of Illinois, (iii) directed that this Agreement be submitted to the Shareholders for their adoption and resolved to recommend that the Shareholders vote in favor of the adoption of this Agreement and (iv) to the extent necessary and permitted under applicable state Law, adopted a resolution having the effect of causing the Company not to be subject to any state takeover Law or similar Law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement.  The Shareholders, at a meeting duly called and held or pursuant to a written consent, adopted this Agreement in accordance with the Laws of the State of Illinois and the Organizational Documents.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)           No Conflict.  The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Organizational Documents, (ii) except as set forth on Section 4.4(b) of the Disclosure Schedule, conflict with, or result in any violation in any material respect or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens on the Company’s Assets under, any of the terms, conditions or provisions of any Material Contract, or (iii)  conflict with or violate in any material respect any Order or Law applicable to the Company or any of its Assets.

4.5           Required Consents.  Section 4.5 of the Disclosure Schedule lists each and every material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any third party or any Governmental Authority that is required of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement (the “Required Consents”), excluding the filing of the Articles of Merger and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.  Other than the Required Consents, no other consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any third party or Governmental Authority is required of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement.

4.6           Financial Statements.  The Company has delivered to Buyer (i) the Company’s unaudited balance sheets as of December 31, 2003, 2004, 2005 and 2006 and the related statement of income, for the years then ended, (ii) the Company’s unaudited balance sheet for the six months ended June 30, 2006 and the related statement of income for such period, and (iii) the Company’s unaudited balance sheet for the nine months ending September 30, 2006 and the related statement of income for such period (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Financial Statements”).  The Financial Statements (i) are based upon information contained in the books and records of the Company, (ii) have been prepared in accordance with the Company’s Accounting Practices consistently applied for the periods indicated and (iii) fairly present in all material respects the financial condition and the results of operations of the Company for the periods therein specified, except that the Financial Statements do not contain footnotes and are subject to normal year end adjustments, none of which are material in amount.

4.7           Absence of Certain Changes.

(a)           Ordinary Course of Business.  Except as expressly contemplated by this Agreement or as set forth in Section 4.7(b) of the Disclosure Schedule, since June 30, 2006, the Business of the Company has been conducted in the Ordinary Course of Business.

(b)           Specific Items.

(i)            Without limiting the foregoing, between June 30, 2006 and the date of this Agreement, except as set forth in Section 4.7(b) of the Disclosure Schedule, there has not occurred:

(1)     any event that has had a Company Material Adverse Effect;

(2)     any acquisition (A) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (B) of any Assets that are material, in the aggregate, to the Company;

(3)     any sale, lease, license, pledge or other disposition of any material Asset of the Company, except the sale of Inventory in the Ordinary Course of Business and the disposition of obsolete Assets;

(4)     any damage, destruction or loss to any of the material Assets of the Company (whether or not insured), in excess of $50,000;

(5)     any amendment to the Organizational Documents;

(6)     (A) any split, combination or reclassification of any of the Company Shares or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for Company Shares or any of the Company’s other securities, or (B) any purchase, redemption or other acquisition of any Company Shares or any other of the Company’s securities or any rights, warrants or options to acquire any such Company Shares or other securities;

(7)     the incurrence of any Indebtedness in the aggregate in excess of $50,000;

(8)     any payment, discharge or satisfaction of any claims, Liabilities of the Company, except in the Ordinary Course of Business;

(9)     any waiver of any claims or rights of substantial value;

(10)   any pledge or imposition of any Lien on the Assets other than Permitted Liens;

(11)   any sale, assignment, encumbrance, license, pledge, abandonment or other transfer of any patents, applications for patent, trademarks, trade names, copyrights, licenses or other intangible assets;

(12)   except for de minimus adjustments, write-offs or write-downs of the value of the Inventory, or a determination that any notes or accounts receivable that were previously considered to be uncollectible are again collectible, except for write-ups or write-downs and other determinations in the Ordinary Course of Business and consistent with past practice;

(13)   any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) exceeding $25,000 or capital contributions to, or investment in, any other Person, except for investments in the Ordinary Course of Business in debt securities maturing not more than ninety (90) days after the date of investment not exceeding $25,000;

(14)   any loss or, to the Company’s Knowledge, any prospective loss of any Customer or Supplier listed on Section 4.25 of the Disclosure Schedule;

(15)   any material change in the Company Accounting Practices, other than such changes required by Law;

(16)   any failure to maintain records for accounts receivable, Inventory, accounts payable and other accounts in accordance in the Company Accounting Practices;

(17)   any Tax election, the filing of any amended Tax Return or the institution of or any compromise or settlement of any proceeding or proposed adjustment with respect to any Tax liability of the Company;

(18)   any issuance of capital stock or options, warrants for, or securities convertible into the capital stock of the Company;

(19)   any amendment, alteration or modification in any material respect of any currently outstanding Company Options or other rights to purchase any Company Shares or other equity interests in the Company or any securities exchangeable or exercisable for or convertible into the same;

(20)   paid any Sellers’ Costs from Company funds, other than from the Distribution;

(21)   any amendment in any material respect or any termination of any Material Contract; or

(22)   any grant of any severance or termination pay or rights to, or any new employment or severance agreement with, the Company’s officers, directors, or employees, any change in the rate or terms of compensation, bonus or other benefits payable or to become payable to any of the Company’s officers, directors or employees, or any adoption, amendment or termination of any Company Employee Plan, except as required by applicable Law or in the Ordinary Course of Business.

(ii)           The Company has not agreed, whether in writing or otherwise, to take any action described in Section 4.7(b)(i) above except as set forth on Section 4.7 of the Disclosure Schedule.

4.8           No Undisclosed Liabilities.  Except (a) Liabilities under Contracts described on Section 4.13 of the Disclosure Schedule or under Contracts which are not required pursuant to this Agreement to be disclosed thereon; (b) Liabilities reflected on the Financial Statements; (c) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business; (d) Liabilities otherwise expressly disclosed in this Agreement; (e) Liabilities which individually or in the aggregate would not have a Company Material Adverse Effect; and (f) Liabilities disclosed on Section 4.8 of the Disclosure Schedule, the Company has no Liabilities, individually or in the aggregate, material to the Business, operations or financial condition of the Company.

4.9           Indebtedness.  As of the Closing Date, the Company has no outstanding Indebtedness.

4.10         Taxes.

(a)           S Corporation.  The Company has elected to be taxed as an “S” corporation for U.S. federal income Tax purposes and made a valid “Subchapter S” tax election at the Company’s inception in 1995, which election will remain in full force and effect until the Tax Closing Date.

(b)           Compliance.  The Company has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.  The Company has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns.  All material Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid, except Taxes with respect to which the Company is maintaining reserves in accordance with GAAP in its financial statements that are adequate for payment.

(c)           Tax Returns; Etc.  The Company has delivered to the Buyer correct and complete copies of all federal and state income Tax Returns for each of the last three years, examination reports and statements of deficiencies assessed against or agreed to by the Company since the incorporation of the Company and any agreement with a Governmental Authority relating to any Tax that could be payable by the Company.  No examination or audit of any Tax Return of the Company by any Governmental Authority is currently in progress or, to the Company’s Knowledge, threatened or contemplated.  There are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes of the Company or with respect to any Tax Return of the Company.  There are no outstanding written or oral requests for information from the IRS or any other Governmental Authority.  No written claim has ever been made to the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens on any Assets of the Company for unpaid Taxes, other than Taxes not yet due and payable.  Section 4.10(c) of the Disclosure Schedule identifies all foreign, federal, state and local Tax Returns with respect to income, sales, payroll, excise and other taxes required to be filed by the Company in each of the last three years and the periods covered by such returns.

(d)           Tax Indemnity, Etc.  The Company (i) is not and has never been a shareholder of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.  The Company will not be required to include in income after the Closing Date any amounts attributable to income that economically accrued (as determined under the Company Accounting Practices) before the Closing Date, including as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in accounting method.  The Company has no any liability for any federal accumulated earnings Tax or federal personal holding company income Tax.  No power of attorney granted by the Company with respect to any matter relating to Taxes is currently in force.

(e)           Withholding.  The Company has withheld from each payment made to any of its past or present employees, officers, directors, independent contractors or equityholders the amount of all material Taxes required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law.

(f)            Tax Shelter.  The Company has not entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4T (for transactions entered into before January 1, 2003) or Treasury Regulation Section 1.6011-4 (for transactions entered into on or after January 1, 2003).  The Company has disclosed all positions taken on its Tax Returns that would reasonably be expected to give rise to a substantial understatement of income Tax within the meaning of Code Section 6662.

4.11         Real Properties.

(a)           Leased Real Property.  Section 4.11(a) of the Disclosure Schedule sets forth a list of all of the leases or licenses of real property, whether written or oral, to which the Company is a party or is bound (the “Leased Real Property” and, with regard to each applicable lease or license, a “Company Lease”), which Leased Real Property includes every parcel of real property used or held for use by the Company in the operation of, or necessary for, its business as currently conducted (the “Company Real Property”).  Except as set forth on Section 4.11(a) of the Disclosure Schedule, the Company has not granted to any third party a right to use or occupy any portion of the Company Real Property.  The Company neither has nor has had any owned real property and the only interests in real property the Company has are those leasehold interests created by the Company Leases.  Except as set forth on Section 4.11(a) of the Disclosure Schedule, to the Company’s Knowledge, the Company has good and valid leasehold interests in all Leased Real Property, in each case, free and clear of all Liens, other than the Permitted Liens.

(b)           Validity, Etc.  With respect to each parcel of Company Real Property and the buildings, structures and other improvements located thereon and fixtures attached thereto:

(i)            No condemnation of the Company Real Property, or any portion thereof, has occurred, and there is no pending, or to the Knowledge of the Company, threatened or contemplated appropriation or condemnation affecting the Company Real Property or any part thereof.

(ii)           Except for assessments occurring on a regular basis in accordance with any applicable Law, there is no pending or, to the Knowledge of the Company, contemplated reassessment of any parcel included in the Company Real Property that is reasonably expected to increase the real estate Tax assessment for such properties.

(iii)          The current use by the Company of the Company Real Property does not violate or conflict with (A) the terms and provisions of any Contracts relating thereto or (B) to the Company’s Knowledge, any applicable building, health or zoning codes, ordinances rules, deed restrictions or other applicable Law.  The Company has not received any written notice of any violation of applicable zoning code, regulation or any other applicable Law, relating to or affecting the Company Real Property.

(iv)          Each Company Lease is valid, binding upon and enforceable against the Company, and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Exception.  All rent and all other material sums and charges payable by the Company as lessee or sublessee thereunder are current.  The Company has complied in all material respects with the terms of each Company Lease and no material termination event or condition or uncured default exists under any Company Lease on the part of the Company.  No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a material default or termination event or condition on the part of the Company.  True, correct and complete copies of the Company Leases, and all amendments thereto and all assignments thereof, have been delivered to the Buyer.

(v)           Except as set forth on Section 4.11(b)(v) of the Disclosure Schedule, there are no restrictions in the Company Leases that affect the Company’s ability to consummate the transactions contemplated hereby, either by the terms of such lease or by operation of Law.  The Company is in peaceful and undisturbed possession of the space it occupies under each Company Lease.

(vi)          Except for normal wear and tear, all of the buildings, structures and, improvements thereon and fixtures attached thereto with respect to the Company Real Property are in good operating condition, as a whole, and, to the Company’s Knowledge, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures in any material respect or which would subject the Company to any material liability under any applicable Law.

(vii)         The Company has all material permits, consents and approvals required under any applicable Law with respect to the ownership or lease, use and occupancy of the Company Real Property.  The current use and occupancy of the Company Real Property does not violate any such permits or consents held by the Company, and no Proceeding is pending or, to the Company’s Knowledge, threatened to revoke, suspend, modify or limit any such permits or consents.  No permit or consent held by the Company will be subject to revocation, suspension, modification or limitation as a result of this Agreement or the consummation of the transactions contemplated hereby.

(viii)        The Company has not entered into any Contract to acquire or dispose of any land, premises or business or any interest therein, which has not been completed.

(c)           Company Subleases.  Section 4.11(c) of the Disclosure Schedule sets forth a list of all leases, subleases, tenancies, service occupancies or licenses affecting any of the Company Real Property (the “Company Subleases”).  The Company occupies the Company Real Property exclusively and is entitled to vacant possession thereof, and other than pursuant to the Company Subleases, no other Person is in possession or occupation of the Company Real Property.  Each Company Sublease is valid, binding upon and enforceable against the Company, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Exception.  The Company has complied in all material respects with the terms of each Company Sublease and no termination event or condition or uncured default exists under any Company Sublease on the part of the Company or, to the Company’s Knowledge, any subtenant or licensee, as the case may be.

4.12         Intellectual Property.

(a)           Ownership and Rights to Use.  The Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all material Intellectual Property necessary to conduct the business of the Company as currently conducted (and had all such rights to conduct its business as previously conducted).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not result in the breach of, loss or diminution of rights in, or create on behalf of any third party the right to terminate or modify, (i) any material Intellectual Property which is owned by the Company (the “Company Intellectual Property”) or any material license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any material license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs (such third party intellectual property, the “Third Party Intellectual Property”).

(b)           Listing.  Section 4.12(b)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property which is registered or which is the subject of an application for registration by name, number, jurisdiction, status and owner, and all of the foregoing that are registered, rather than applications for registration, are subsisting and valid and enforceable.  Section 4.12(b)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all Third Party Intellectual Property, including all third party Software (other than off-the-shelf software programs or third party Software acquired in the Ordinary Course of Business and having an acquisition price of less than $5,000) licensed, leased, or otherwise used by the Company, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

(c)           Non-Infringement.  To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, to the Company’s Knowledge, the conduct of the business of the Company as currently conducted does not and will not, to the Company’s Knowledge, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party.  Except as set forth in Section 4.12(c) of the Disclosure Schedule, within the six years prior to the date of this Agreement, the Company has not received any written claim or written notice alleging any such infringement, violation or misappropriation of any third party Intellectual Property, that has not been resolved in favor of the Company.

(d)           Creation; Assignment.  All material Intellectual Property created by or for the Company and developed by or for the Company was created by employees of or consultant to the Company during the course of such employees’ employment or consultant’s services and as such the copyrights therein are validly owned by the Company pursuant to applicable “work for hire” Laws or contracts with such consultants, and all material rights thereto have been validly assigned to the Company, or by consultants of the Company.

(e)           Personally-Identifiable Data.  All personally-identifiable data which has been collected, stored, maintained or otherwise used by the Company has been collected, stored, maintained and used in accordance in all material respects with all applicable U.S. Laws.  The Company has not received a written notice of noncompliance with applicable data protection Laws.  The Company has made all registrations that the Company is required by law to have made in relation to the processing of data, with all material fees due as of the Closing Date duly paid.

4.13         Contracts.

(a)           Company Material Contracts.  Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following contracts, leases, licenses and instruments and agreements to which the Company is a party, or by which the Company or any of its Assets is bound or subject as of the date of this Agreement (collectively, the “Material Contracts”),

(i)            Any Contract or series of related Contracts with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities;

(ii)           Any Contract or series of related Contracts requiring aggregate payments by or to the Company, or involves an unperformed commitment of services having a value, of more than $25,000 annually, except that the Company shall only provide a list as of January 19, 2007 of all outstanding purchase orders that must otherwise be disclosed under this Section 4.13(a)(ii);

(iii)          Any Contract with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of the Company (but excluding options and restricted equity agreements under Company Shares Plans) under which the Company has any obligations as of the date hereof and which is not terminable by the Company without cause or penalty upon notice of thirty (30) days or less;

(iv)          Any Contract with any labor union or association representing any employee of the Company;

(v)           Any Contract for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier;

(vi)          Any Contract for the sale of any of the Assets or securities of the Company (except for options or restricted equity granted under the Company Shares Plans) other than in the Ordinary Course of Business or for the grant to any Person of any option (except for options or restricted equity granted under the Company Shares Plans), right of first refusal or preferential or similar right to purchase any such Assets or securities;

(vii)         Any Contract of surety, guarantee, indemnification or other agreement of the Company to pledge its credit or otherwise become responsible with respect to the undertaking of another, other than any Contract in the Ordinary Course of Business with respect to an obligation not in excess of $25,000, individually or in the aggregate;

(viii)        Any Contract under which the Company has made or will make loans or advances to any Person;

(ix)           Any Contract which contains covenants of the Company not to compete in any line of business, in any geographic area or with any Person, or which otherwise restricts the ability of the Company to engage in the Business;

(x)            Any Contract with material customers or material suppliers including provisions for rebates, credits, discounts or the sharing of fees (but excluding Contracts containing such provisions relating only to prompt payment of amounts due thereunder);

(xi)           Any Contract relating to the acquisition by the Company of any operating business or the equity of any other Person;

(xii)          Any Contract requiring the payment to any Person of a brokerage or sale commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees, agents or recruiters in the Ordinary Course of Business);

(xiii)         Any Contract relating to or evidencing outstanding Indebtedness of the Company for borrowed money (including capitalized lease obligations);

(xiv)        Any lease, sublease or other Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property involving annual aggregate payments in excess of $50,000;

(xv)         Any Contract that is material to the Company that contains a change of control provision or that otherwise requires any consent, approval, waiver or other action by any Person in connection with the Merger;

(xvi)        Any Company Shares Plan, employment or severance agreement, phantom equity plan or bonus, incentive or similar plan or understanding;

(xvii)       Any Contract involving the assignment, transfer, license (whether as licensee or licensor), pledge or encumbrance of any Company Intellectual Property;

(xviii)      Any distribution or sales representative agreement or Contract appointing any Company representative or agent;

(xix)         Any Contract which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company;

(xx)          Any Contract with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement;

(xxi)         Any Contract which contains warranties with respect to products sold or services rendered by the Company other than those warranties expressly made in the literature accompanying such products;

(xxii)        Any Contract which is a consulting or professional advisor agreement; which cannot be terminated without penalty or payment or on at least ninety (90) days’ notice;

(xxiii)       Any Contract with any of the Company’s Affiliates;

(xxiv)       Any Contract which is not made in the Ordinary Course of Business and which is to be performed at or after the date of this Agreement

(xxv)        Any Contract establishing a partnership or joint venture; and

(xxvi)       Any other Contract that is material to the business of the Company.

The Company has delivered to the Buyer a complete and accurate copy of each Material Contract, including all amendments thereto or modifications thereof.  Section 4.13(a) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts.  Except as set forth on Section 4.13(a) of the Disclosure Schedule, no consent is required, and no change of control provisions are triggered, with respect to any of the Material Contracts in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)           No Default.  Each Material Contract is in full force and effect with respect to the Company and, to the Company’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms.  Neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a material violation of or material default under) any Material Contract.  To the Company’s Knowledge, no party to any of the Material Contracts has made or asserted any defense, set off, or counterclaim under such Material Contract or has exercised any option given to it to cancel, terminate or shorten the term of such Material Contract.

4.14         Litigation.  Except as set forth on Section 4.14 of the Disclosure Schedule:  (a) there is no action, suit, proceeding, claim, grievance, inquiry, arbitration or investigation (a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or the Shareholders in any matter related to the Company; (b) there are no Orders outstanding against the Company or its Assets; and (c) there is no Proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company in connection with or relating to the Merger or the other transactions contemplated by this Agreement or any action taken or to be taken in connection herewith by the Company or the consummation of the transactions contemplated hereby by the Company.

4.15         Environmental Matters.

(a)           Environmental Laws.  Except as set forth in Section 4.15 of the Disclosure Schedule:  all operations of the Company are, and to the Knowledge of the Company, have in the past been, in compliance with applicable Environmental Laws, except where non-compliance would not have a Company Material Adverse Effect.  To the Company’s Knowledge, there are no Hazardous Substances at any properties currently used, leased or operated, or to the Knowledge of the Company, any properties formerly owned, used, leased or operated, by the Company (including soils, groundwater, surface water, indoor air, buildings or other structures) in an amount or concentration that, under any Environmental Law, gives rise to a liability of the Company, or trigger any obligation on the part of the Company for investigation or remediation, where such liability or obligation would have a Company Material Adverse Effect.  The Company has not received a written notice that it is subject to any material liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party.  To the Knowledge of the Company, the Company has not released any Hazardous Substance into the environment except (i) in compliance with Environmental Laws or (ii) in an amount or concentration that would not be expected to give rise to any liability or obligation under any Environmental Law, where such liability or obligation would have a

Company Material Adverse Effect. The Company has not received any written notice, demand, claim or request for information alleging that the Company or any predecessor companies may be in violation of, liable under or have obligations under any Environmental Law. To the Knowledge of the Company, the Company is not subject to any Orders or injunctions by any Governmental Authority asserting liability of the Company under any Environmental Law.

(b)           Filing.  None of the transactions contemplated by this Agreement will trigger any filing requirement or other action under any Environmental Law.

(c)           This Article 4.15 contains the sole and exclusive representations and warranties of the Company and the Shareholders relating to Environmental Laws and Hazardous Substances.

4.16         Employee Benefit Plans.

(a)           Company Employee Plans.  Section 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any obligation or liability, whether or not contingent (together, the “Company Employee Plans”).  Except as set forth on Section 4.16(a) of the Disclosure Schedule, the Company is not a party to any employment agreement, understanding, plan, policy, procedure or arrangement, whether written or oral, which provides compensation or fringe benefits to employees of the Company engaged or formerly engaged in the operation of the Business and the Company is in material compliance with its obligations under all such Company Employee Plans.  Except for changes required by applicable Law and changes required by this Agreement, there are no material negotiations, demands, commitments or proposals that are pending before the Company that concern matters now covered or that would be covered by the type of agreements described on Section 4.16(a) of the Disclosure Schedule.  The Company has no direct or indirect, actual or contingent liability for any Company Employee Plan, other than to make payments for contributions, premiums or benefits when due, all of which payments have been timely made.  None of the assets are subject to any existing Lien under Section 302(f), 306(a), 307(a) or 4068 of ERISA or Section 401(a)(29), 412(n) or 6321 of the Code.

(b)           Documentation.  With respect to each Company Employee Plan listed on Section 4.16(a) of the Disclosure Schedule, true and complete copies of (i) all Company Employee Plan documents (including all amendments and modifications thereof), and related agreements, including, without limitation, the trust agreement and amendments thereto, insurance contracts, third party administration contracts and investment management agreements; (ii) the last three filed Form 5500 series and applicable schedules, SSA, and Forms PBGC-l, if any; (iii) summary plan descriptions; (iv) summary of material modifications, if any; (v) the most recent auditor’s report, if applicable, (vi) copies of any and all Tax qualification correspondence, including, without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Company Employee

Plans, and applications, correspondence, and internal documentation, in whatever form held, relating to operational, documentation or other errors or failures with respect to the Company Employee Plans; and (vii) the most recent annual and periodic accounting of related Plan assets, have been delivered to Buyer.

(c)           Compliance.  With respect to each Company Employee Plan:

(i)            each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in all material respects in accordance with its terms;

(ii)           no claim, lawsuit, arbitration or other action has been, to the Company’s Knowledge, threatened, asserted, instituted or is anticipated against any of the Company Employee Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any Subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Company Employee Plans which would reasonably be expected to result in a Company Material Adverse Effect;

(iii)          no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Employee Plans which would reasonably be expected to result in a Company Material Adverse Effect;

(iv)          no Company Employee Plan is under, and the Company has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty; or

(v)           with respect to each Company Employee Plan that is funded in whole or in part through an insurance policy, neither the Company nor any ERISA Affiliate has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time, which would reasonably be expected to result in a Company Material Adverse Effect.

(vi)          The Company has not engaged in any transaction which could reasonably be expected to subject the Company to criminal or civil penalty under ERISA;

(vii)         None of the Company Employee Plans, nor any trust which serves as a funding medium for any of such Company Employee Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending before the IRS;

(viii)        None of the Company Employee Plans is a defined benefit plan within the meaning of Section 414(j) of the Code; or an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code;

(d)           Benefit Obligations.  With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been timely made or properly accrued to the extent required by the Company’s Accounting Practices, except as would not reasonably be expected to result in a Company Material Adverse Effect.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e)           Qualification.  Each of the Company Employee Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is a prototype plan that has received an opinion letter from the IRS for all Tax Law changes required prior to or as of the date of the Economic Growth and Tax Relief Reconciliation Act of 2001 to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened, and no such Company Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any material respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.

(f)            Multi-Employer.  Neither the Company nor any of its ERISA Affiliates or any of their predecessors has (i) since the incorporation of the Company maintained, contributed to, been required to contribute or otherwise participated in or in any way, directly or indirectly, had any liability with respect to a Company Employee Plan which was ever subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (ii) since the incorporation of the Company been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)           Severance, Etc.  Except as set forth on Section 4.16(g) of the Disclosure Schedule, the Company is not a party to any oral or written (i) agreement with any equityholders, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company, including any equity option plan, equity appreciation right plan, restricted equity plan, equity purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or time of payment of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.  No amounts payable under any Company Employee Plan will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(h)           Retirees.  Except as set forth on Section 4.16(h) of the Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law.

(i)            Unfunded Liabilities.  Neither the Company nor any of its ERISA Affiliates has any unfunded liabilities pursuant to any Company Employee Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.  No Company Employee Plan is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code).

(j)            There have been no failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and Section 4980B of the Code or comparable provision of state law to the extent applicable.  There is no liability for Taxes under Section 4980B of the Code with respect to any Company Employee Plan.  There have been no failures to comply with the portability, access and renewability provisions required by Sections 701-734 of ERISA and chapter 100 of the Code, or comparable provision of state law to the extent applicable.  There is no liability for Taxes under Section 4980D of the Code with respect to any Plan.

(k)           Non-Employees.  Any individual who performs services for the Company and who is not treated as an employee for federal income Tax purposes by the Company is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Company Employee Plan purposes.

(l)            Commitments.  Neither the Company nor any of its ERISA Affiliates, any officer or employee thereof has made any written promises or commitments to any employee, director, officer or other service provider, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change in any material way any existing Company Employee Plan.  No event, condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan other than the satisfaction of any applicable legal requirements, including, but not limited to, the giving of notice.

(m)          Former Employees.  Except as set forth on Section 4.16(m) of the Disclosure Schedule, each employee which has been terminated by the Company has been paid in full for all accrued vacation and severance pay, to the extent applicable.

4.17         Compliance With Laws; Permits.

(a)           Laws.  The business of the Company has not been conducted in violation of any Laws, except to the extent that any such violation would not result in a Company Material Adverse Effect.  Except as set forth on Section 4.17(a) of the Disclosure Schedule, no warning notice, letter of correction, administrative action, enforcement action, emergency action, consent order, compliance order, cease-and-desist order or civil penalty by any Governmental Authority with respect to the Company is pending, or, to the Company’s Knowledge, threatened, and, to the Company’s Knowledge, there is no investigation, review or inquiry by any Governmental Authority pending or threatened against the Company and no Governmental Authority has notified the Company of an intention to conduct the same.  The Company has obtained and is in substantial compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, waivers, orders, issued or granted by any Governmental Authority applicable to it (collectively, the “Company Permits”) necessary to conduct its business as presently conducted.  Section 4.17(a) of the Disclosure Schedule contains a true and complete list of the Company Permits material to the conduct of the business of the Company.

(b)           Permits.  The Company is in material compliance with (A) its obligations under each of the Company Permits and (B) the rules and regulations of the Governmental Authority issuing such Company Permits.  All of the Company Permits are valid and in full force and effect, and to the Company’s Knowledge, no Governmental Authority will revoke, suspend, cancel, rescind, refuse to renew in the Ordinary Course of Business, amend or modify any of the Company Permits, nor is any Proceeding pending for any such purpose.  There is not pending or, to the Company’s Knowledge, threatened before any Governmental Authority any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company relating to any of the Company Permits.  The actions of the applicable Governmental Authority granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Company’s Knowledge, threatened any material application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.  Subject to the timely filing of all reports, notices and documents required by applicable Law with respect to the Merger, the consummation of the transactions contemplated hereby will not invalidate any of the Company Permits.

4.18         Labor and Employment Matters.

(a)           Compliance.  Except as set forth in Section 4.18(a) of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act.  Except as set forth in Section 4.18(a) of the Disclosure Schedule, the Company has withheld all amounts required by Law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees or any Taxes or penalties for failure to comply with any of the foregoing.  Except as disclosed on Section 4.18(a) of the Disclosure Schedule, to the Company’s Knowledge, there have been no claims of harassment, discrimination, retaliatory act or similar actions against any officer, director or employee of the Company at any time within the six (6) year period prior to the date of this Agreement.  The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authority of the states where it is required to maintain such accounts.  Section 4.18(a) of the Disclosure Schedule also describes, and the Company has delivered to Buyer copies of, all reports of the Company within the six (6) year period prior to the date of this Agreement required of the Company under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws.  The deficiencies, if any, noted on such reports have been corrected to the satisfaction of the Governmental Authority that gave notice of such deficiency, which satisfaction has been confirmed in writing by such applicable Governmental Authority and copy of which the Company has delivered to the Buyer.

(b)           Employees.  Section 4.18(b) of the Disclosure Schedule sets forth a complete and accurate list of all employees (including leased employees) of the Company as of the Closing Date, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during the most recently completed fiscal year, and describing any existing contractual arrangement (including any severance arrangement).  Except as set forth on Section 4.18(b) of the Disclosure Schedule, no such employee (including leased employees) is a party to any Contract that provides for change of control benefits or, except as set forth on Section 4.16(g) of the Disclosure Schedule, severance benefits which would provide for increased compensation or permit termination as a result of the transactions to be consummated hereby.  Except as set forth on Section 4.18(b) of the Disclosure Schedule, none of such employees (including leased employees) is currently on short-term or long-term disability, absence, maternity, parenting, Family and Medical Act (FMLA) leave or other leave of absence.  Except as set forth on Section 4.18(b) of the Disclosure Schedule, since June 30, 2006, no such salaried employee (including leased employees) of the Business who has been compensated at an annual rate in excess of $100,000 has terminated his employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his intent to terminate such employment; and no notice of termination has been given to any such employee by the Company.

(c)           Except as disclosed on Section 4.16(g) of the Disclosure Schedule, all employees of the Company are employees at will, and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under the Company Employee Plans.

(d)           To the Knowledge of the Company, none of the Company’s employment policies or practices is currently being audited or investigated, or are subject to imminent audit or investigation, by any Governmental Authority.  The Company is not subject to any consent decree, court order or settlement in respect of any labor or employment matters.  No claim, arbitration or similar proceeding with respect to employment matters is pending or, to the Knowledge of the Company, threatened against the Company.  Except as set forth on Section 4.18(d) of the Disclosure Schedule, the Company is, and at all times since the Company’s incorporation has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.  The transaction contemplated by this Agreement will not adversely effect the authority of any employee of the Company to work in the United States.

(e)           Except as set forth on Section 4.18(e) of the Disclosure Schedule, the Company does not employ or use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company (collectively, “Contingent Workers”).  To the extent that the Company employs or uses Contingent Workers, it has properly classified and treated them in accordance with applicable Law for purposes of all benefit plans and perquisites.

(f)            The Company has not taken any action that would require any notice to be given pursuant to the Worker Adjustment Retraining and Notification Act (“WARN Act”) or any similar state law.  Section 4.18(f) of the Disclosure Schedule sets forth a list of all dismissals of employees by location during the last 60 days, which when aggregated, could cause a WARN

Act notice (or notice under any similar state law) to be given, if further dismissals were made with respect to such site.

4.19         Insurance.  Section 4.19 of the Disclosure Schedule sets forth a complete and correct list of all insurance policies and bonds (including policies providing property, casualty, liability, and worker’s compensation coverage and bond and surety arrangements) currently maintained by or for the benefit of the Company, setting forth (a) the name, address and telephone number of the insurance broker or agent, (b) the name of the insurance carrier, (c) the name of the policyholder and the name of each covered insured, (d) the policy number,(e) the term of coverage, including the effective and scheduled expiration dates, (f) the premium rate with a description of any retroactive premium adjustments or other loss-sharing arrangements, and (g) a description of any self-insurance arrangement.  Complete and correct copies of all such insurance policies and bonds have been made available to the Buyer.  All such insurance policies and bonds are in full force and effect and are valid and enforceable against the Company in accordance with their terms, and the Company shall have full responsibility to maintain in effect without material modification up to and including the Closing Date all existing policies or binders of insurance in existence at the date hereof.  There is no outstanding unpaid claim under any such policy or bond.  All premiums due and payable on or prior to the date of this Agreement under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of all such policies and bonds.  The Company has not failed to give any notice or present any material claim under any such policy or bond in due and timely fashion.  The Company has not received any notice of termination, cancellation or non-renewal of, or premium increase or coverage limitation or reduction with respect to, any such policies or bonds.

4.20         No Brokers.  Except as set forth on Section 4.20 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person has been retained by or is authorized to act on behalf of the Company, the Shareholders or any of their respective Affiliates, or is or shall be entitled, as a result of any action, agreement or commitment of the Company, the Shareholders or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or compensation in connection with any of the transactions contemplated by this Agreement.

4.21         Transactions with Affiliates.  Except as set forth on Section 4.21 of the Disclosure Schedule, and except for employment and compensation arrangements, the Company has no agreements with, obligation to or claim against (a) any Shareholder, (b) any employee of the Company or (c) to the Company’s Knowledge, the Affiliates of any such Persons, and, to the Company’s Knowledge, no such Person has any obligation to or claim against the Company.  No products, services or benefits are provided to the Company by any such Person without a corresponding charge equal to the fair market value of such products, services or benefits.  No executive officer or director of the Company owns any interest in any Assets of the Company (except as a Shareholder) and no executive officer of the Company owns any interest in any current competitor, customer or supplier of the Company or any Person which is currently a party to any Material Contract or other Contract with the Company, except for shares of stock of any such Person whose securities are registered under the Securities Act.

4.22         Title to Properties.  The Company has good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all Assets necessary for the conduct of the Business as presently conducted, in each case free and clear of any and all Liens, except for the Permitted Liens.  All Assets and rights relating to the Business are held by, and all agreements, obligations and transactions relating to the Business have been entered into, incurred and conducted by, the Company rather than any of its Affiliates.  No Person has any option, right of first refusal, right of first offer, preemptive right or any other right of any nature to acquire any material Assets of the Company, except customers of the Company to acquire Inventory in the Ordinary Course of Business.  The tangible Assets of the Company, as a whole, are being delivered in their “AS IS” condition, are free from material defects, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE COMPANY IS DELIVERING ITS TANGIBLE ASSETS TO MERGER SUBSIDIARY WITHOUT ANY REPRESENTATION AND WARRANTY BY THE COMPANY OR THE SHAREHOLDERS AS TO THEIR PHYSICAL CONDITION, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.23         Receivables.  The receivables of the Company (including accounts receivable, loans receivable and advances) that are included in the Latest Balance Sheet have, or will have, arisen only from bona fide transactions in the Ordinary Course of Business.  Except as set forth in Section 4.23 of the Disclosure Schedule, there are no facts or circumstances Known to the Company that would be reasonably likely to result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor (if any) set forth on the Latest Balance Sheet.

4.24         Inventory and Backlog.  The Inventory is (a) except to the extent of reserves therefor in the Latest Balance Sheet, is salable or usable in the Ordinary Course of Business, (b) except as set forth in Section 4.24 of the Disclosure Schedule, at levels consistent with past practices of the Business, and (c) carried on the books of the Company at the lower of cost or market and pursuant to the normal inventory valuation policies of the Company, as reflected in the Latest Balance Sheet.  All of the Inventory is located at the Leased Real Property, except for inventory in transit and inventory that is in the process of being delivered to a customer or, pursuant to a consignment agreement, is located at a customer’s facility or, except as set forth on Section 4.24 of the Disclosure Schedule.  The Company has provided Buyer with a copy of its inventory detail report and backlog report as of December 31, 2006.

4.25         Customers and Suppliers.  Section 4.25 of the Disclosure Schedule sets forth (a) the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for the eleven month period ended November 30, 2006 and states the approximate total sales by the Company to each such Customer during such period, and (b) the five (5) largest suppliers of the Company, on the basis of cost of goods or services purchased for such period (collectively, the “Customers and/or Suppliers”).  Except as set forth on Section 4.25 of the Disclosure Schedule, to the Company’s Knowledge, as of the date that is two days prior to the Closing Date, there are no outstanding material disputes with any Customer or

Supplier listed thereon, except for disputes that have arisen in the Ordinary Course of Business and have been resolved as of the Closing Date, and, to the Company’s Knowledge, no Customer or Supplier listed thereon has refused to continue to do business with the Company or has stated to any Shareholder its intention not to continue to do business with the Company or to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit any of its products or services to the Company or its usage or purchase of any of the services or products of the Company.

4.26         Warranties; Service Commitments.  Except as set forth on Section 4.26 of the Disclosure Schedule, the Company does not provide any independent warranties to its customers, but instead agrees to cooperate with its customers to enable them to obtain the benefit of any and all warranties that are offered directly by the original equipment manufacturers or software licensors, as the case may be.

4.27         Effect of Transaction.  No creditor, employee or consultant or other Person having a material business relationship with the Company has informed any Shareholder that such Person currently intends to materially and adversely change such relationship because of this Agreement or any of the transactions contemplated hereby.

4.28         Certain Business Practices.  The Company has not (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (b) made any unlawful payment to any government official or employee or to any political party or campaign, (c) consummated any transaction or made any payment or entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

4.29         Foreign Corrupt Practices Act.  Neither the U.S. government nor any other Person has notified the Company in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”).  To the Company’s Knowledge, the Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s compliance with the Foreign Corrupt Practice Act, and, to the Company’s Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.  To the Company’s Knowledge, the Company has not been and is not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s compliance with the Foreign Corrupt Practices Act, nor, to the Company’s Knowledge, is there any basis for any such investigation or indictment.  The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s compliance with the Foreign Corrupt Practices Act, nor, to the Company’s Knowledge, is there any basis for any such proceeding.

4.30         Bank Accounts; Powers of Attorney.  Section 4.30 of the Disclosure Schedule sets forth a complete and correct list of each bank in which the Company has an account or safe deposit or lockbox, the account or box number, as the case may be, and the name of every Person authorized to draw thereon or having access thereto.  Except as disclosed on Section 4.30 of the

Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

4.31         Shareholder Matters.  The following representations and warranties are made by each Shareholder severally and not jointly with the other Shareholders and assume the termination of the Shareholder Agreements at or prior to the Closing in accordance with Section 9.14 hereof:

(a)           Title.  Such Shareholder owns, beneficially and of record, and has good and marketable title to, the Company Shares indicated on Section 4.2(a) of the Disclosure Schedule, free and clear of all Liens, restrictions, options or other purchase rights, and adverse claims of any kind, except for restrictions under federal and state securities Laws.

(b)           Authority.  Such Shareholder has the complete and unrestricted right and authority to enter into the Merger Documents, to waive his dissenter’s, appraisal and such similar rights under Illinois Law, and to consummate the transactions contemplated by this Agreement. The Merger Documents and the Waiver of Dissenter’s Rights attached hereto as Exhibit G have been duly executed by such Shareholder, or the Agent, in the case of the Escrow Agreement, and constitutes the valid and binding obligations of such Shareholder, enforceable against him in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)           No Conflict.  The execution and delivery of the Merger Documents by such Shareholder and the consummation of the transactions contemplated by the Merger Documents do does not violate or conflict with, result in a breach of or constitute a default under, any law or any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument by which such Shareholder is bound or affected.

(d)           Voting.  Such Shareholder is not a party to any voting trust, agreement or arrangement affecting the voting rights of such Company Shares.

(e)           Investment Representations.  For purposes of this Section 4.31(e), the term “Shareholder” shall include any designee of such Shareholder in whose name the stock certificates representing the Datalink Stock issuable to such Shareholder hereunder are issued, and such Shareholder shall be responsible in accordance with Section 8.1(b) in the event that any of the representations and warranties contained in this Section 4.31(e) are not true and correct with respect to such Shareholder’s designee.

i.              Such Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

ii.             Such Shareholder is acquiring his Pro-Rata Share of the Aggregate Stock Payment (the “Datalink Shares”) for his own account for investment purposes only and not with a view to or for distributing or reselling such Datalink Shares or any part thereof.

iii.            Such Shareholder is not acquiring the Datalink Shares as a result of any advertisement, article, notice or other communication regarding the Datalink Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

iv.            Such Shareholder acknowledges that he has reviewed the SEC Documents and has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of the offering of the Datalink Shares and the merits and risks of investing in the Datalink Shares; (ii) access to information about the Buyer and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable him to evaluate his investment; and (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

v.             Such Shareholder has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Shareholder, engaged in any transactions in the securities of the Buyer (including, without limitations, any short sales involving the Buyer’s securities) since the earlier to occur of (1) the time that such Shareholder was first contacted by the Buyer or any other Person regarding an investment in the Buyer in accordance with the terms of this Agreement and (2) the 20th day prior to the public announcement of the transactions contemplated by this Agreement.  Such Shareholder covenants that neither he nor any Person acting on his behalf or pursuant to any understanding with him will engage in any transactions in the securities of the Buyer (including short sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

vi.            Such Shareholder has independently evaluated the merits of his decision to purchase the Datalink Shares pursuant to this Agreement.

(f)            No Further Rights. Upon payment of the Aggregate Purchase Price as provided in this Agreement, such Shareholder shall have no further rights or claims against the Company, the Buyer, the Merger Subsidiary or the Surviving Company or any of their respective directors, officers, governors, managers, employees, agents or advisors, except for his rights (i) under the Merger Documents and the other documents delivered at Closing to which such Shareholder is a party, (ii) for any amount owing to and other rights of such Shareholder in his capacity as a former Shareholder of the Company and as a shareholder of the Buyer, (iii) in his capacity as an employee of the Company immediately prior to the Closing Date with respect to (x) salary and other normal compensation, and rights to expense reimbursements, accruing in the Ordinary Course of Business since the Company’s last regular pay date and (y) any vested employee benefits under any of the Company’s employee benefit plans; (iv) pursuant to the Organizational Documents or the Laws of the State of Illinois, but excluding any claims for indemnification such Shareholder may hereafter have as an officer, director or employee of the Company which such Shareholder is entitled to under the Company’s Organizational Documents or any contract, (v) relating to or arising out of the Merger or (vi) pursuant to any contribution agreement or other agreement among the Shareholders.

4.32         Disclosure. No representation or warranty by the Company or Shareholders contained in this Agreement, the Disclosure Schedule, Exhibit A and Exhibit A-1 contains any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein contained not false or misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
THE BUYER AND THE MERGER SUBSIDIARY

The Buyer and the Merger Subsidiary, jointly and severally, represent and warrant to the Company and the Shareholders as follows, which representations and warranties are true, correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date.

5.1           Organization and Standing.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota.  The Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.

5.2           Authority; No Conflict; Required Filings and Consents.

(a)           Authority.  Each of the Buyer and the Merger Subsidiary has all requisite corporate or limited liability company, as the case may be, power and authority to enter into the Merger Documents and to consummate the transactions contemplated thereby.  The execution and delivery of the Merger Documents and the consummation of the transactions contemplated by the Merger Documents by the Buyer and the Merger Subsidiary have been duly authorized by all necessary action on the part of each of the Buyer and the Merger Subsidiary.  The Merger Documents have been duly executed and delivered by each of the Buyer and the Merger Subsidiary and constitute the valid and binding obligations of each of the Buyer and the Merger Subsidiary, enforceable against each of them in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)           No Conflicts.  The execution and delivery of the Merger Documents by each of the Buyer and the Merger Subsidiary do not, and the consummation by the Buyer and the Merger Subsidiary of the transactions contemplated hereby and thereby shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer or the Merger Subsidiary, (ii) conflict with, or result in any violation in any material respect or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Merger Subsidiary’s assets under, any of the terms, conditions or provisions of any material lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Merger Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 5.2(c), conflict with or violate in any material respect any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Merger Subsidiary or any of its or their respective properties or assets.

(c)           Consents.  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Buyer or the Merger Subsidiary in connection with the execution and delivery of the Merger Documents by the Buyer or the Merger Subsidiary or the consummation by the Buyer or the Merger Subsidiary of the transactions contemplated hereby or thereby, except for the filing of the Articles of Merger and appropriate corresponding documents with the appropriate authorities of other states in which the Buyer is qualified as a foreign corporation to transact business, and the filing of appropriate documents with Secretaries of State or other relevant authorities of jurisdictions in which the Merger Subsidiary is qualified to do business as a foreign limited liability company.

(d)           Buyer’s Vote.  No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by the Merger Documents.

5.3           Buyer Capital Stock.

(a)           The authorized capital stock of the Buyer consists solely of 50,000,000 shares of Datalink Stock, of which 11,219,693 shares were issued and outstanding as of September 30, 2006 and 11,228,890 shares were issued and outstanding as of January 23, 2007.

(b)           The authorized equity of the Merger Subsidiary consists solely of 100 membership units, of which 1 membership unit is issued and outstanding and is owned, and will continue to be owned as of the Effective Time by Buyer.

(c)           The shares of Datalink Stock to be delivered to the Shareholders hereunder, when delivered by the Buyer in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered to the Shareholders free and clear of any Liens or preemptive rights, except that the Escrow Shares will be subject to the Escrow Agreement.

5.4           Financial Reports and SEC Documents; Material Adverse Effect.

(a)           Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2005 and prior to the Closing Date under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, in the form filed or to be filed with the SEC (collectively, Buyer’s “SEC Documents”), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Buyer and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Buyer and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal, recurring year-end audit adjustments in the case of unaudited statements.

(b)           Since December 31, 2005, there has been no Buyer Adverse Material Event.

5.5           Litigation.  Other than as set forth in Buyer’s SEC Documents or as set forth on Schedule 5.5 attached hereto:  (a) there is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries in any matter related to Buyer or any of its Subsidiaries; (b) there are no Orders outstanding against Buyer or any of its Subsidiaries or their respective properties or assets; and (c) there is no Proceeding pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries in connection with or relating to the Merger or the other transactions contemplated by this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

5.6           Taxes.

(a)           Compliance.  Each of the Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.  Each of the Buyer and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns.  All material Taxes owed by each of Buyer and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except Taxes with respect to which Buyer or any of its Subsidiaries is maintaining reserves in accordance with GAAP in its financial statements that are adequate for payment.

(b)           Tax Returns; Etc.  Except in connection with its Tax Returns for Minnesota sales and use taxes for the taxable periods between April 1, 2003 and March 31, 2006, New Jersey income taxes for its taxable years between 1999 and 2002 and Colorado sales and use taxes for such period yet to be identified by the Colorado Department of Revenue, there are no examinations or audits of any Tax Return of the Buyer or any of its Subsidiaries by any Governmental Authority currently in progress or, to the Knowledge of Buyer, threatened or contemplated.  There are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes of the Buyer or any of its Subsidiaries or with respect to any Tax Return of the Buyer or any of its Subsidiaries.  There are no outstanding written or oral requests for information from the IRS or any other Governmental Authority.  No written claim has ever been made to the Buyer or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Buyer or any of its Subsidiaries does not file Taxes that it is, or they are, or it or they may be subject to taxation by that jurisdiction. There are no Liens on any assets of the Buyer or any of its Subsidiaries for unpaid Taxes, other than Taxes not yet due and payable.

(c)           Tax Indemnity, Etc.  None of the Buyer or any of its Subsidiaries (i) is or has ever been a shareholder of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.  None of the Buyer or its Subsidiaries will be required to include in income after the Closing Date any amounts attributable to income that economically accrued (as determined under GAAP) before the Closing Date, including as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in accounting method.  None of the Buyer or any of its Subsidiaries has any liability for any federal accumulated earnings Tax or federal personal holding company income Tax.

(d)           Withholding.  Each of the Buyer and its Subsidiaries has withheld from each payment made to any of its past or present employees, officers, directors, independent contractors or equityholders the amount of all material Taxes required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law.

(e)           Tax Shelter.  None of the Buyer or any of its Subsidiaries has entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4T (for transactions entered into before January 1, 2003) or Treasury Regulation Section 1.6011-4 (for transactions entered into on or after January 1, 2003).  Each of the Buyer and each of its Subsidiaries has disclosed all positions taken on its Tax Returns that would reasonably be expected to give rise to a substantial understatement of income Tax within the meaning of Code Section 6662.

(f)            Continuity of Business Enterprise. Neither the Buyer nor the Merger Subsidiary has any current plan or intention to (i) liquidate the Merger Subsidiary or merge it into any other Person or (ii) issue or transfer to any other Person any equity interest in Merger Subsidiary. It is the present intention of the Buyer and Merger Subsidiary to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

5.7           Compliance With Laws.  The business of the Buyer and its Subsidiaries has not been conducted in violation of any Laws, except to the extent that any such violation would not result in a Buyer Material Adverse Effect.  Except as set forth on Schedule 5.7(a) attached hereto, no warning notice, letter of correction, administrative action, enforcement action, emergency action, consent order, compliance order, cease-and-desist order, civil penalty or criminal investigation by any Governmental Authority with respect to the Buyer or any of its Subsidiaries is pending or, to the Knowledge of the Buyer, threatened, and, to the Knowledge of the Buyer, there is no investigation, review or inquiry by any Governmental Authority pending or threatened against the Company and no Governmental Authority has notified the Company of an intention to conduct the same.  The Buyer and each of its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, waivers, orders, issued or granted by any Governmental Authority applicable to it necessary to conduct its business as presently conducted.

5.8           No Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person has been retained by or is authorized to act on behalf of Buyer, the Merger Subsidiary or any of their respective Affiliates, or is or shall be entitled, as a result of any action, agreement or commitment of Buyer, Merger Subsidiary or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or compensation in connection with any of the transactions contemplated by the Merger Documents.

ARTICLE 6

CONDITIONS OF BUYER’S AND MERGER SUBSIDIARY’S
OBLIGATIONS TO CLOSE

The obligation of the Buyer and the Merger Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to or on the Closing Date, of each of the following express conditions precedent (any of which may be waived by Buyer and the Merger Subsidiary, in whole or in part):

6.1           Representations and Warranties.  The representations and warranties contained in Article 4 of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date, except for those representations and warranties that address matters only as of a specific date and those specific representations and warranties shall be true and correct as of such specific date.

6.2           Proceedings and Instruments Satisfactory.  All proceedings, corporate or otherwise, to be taken by the Company in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and the Merger Subsidiary; and, the Shareholders shall have made available to the Buyer and the Merger Subsidiary for examination the originals or true and correct copies of all documents which the Buyer reasonably may request in connection with the transaction contemplated by this Agreement.

6.3           Adverse Change.  The Buyer and the Merger Subsidiary (in their reasonable discretion) shall have determined that, since June 30, 2006, there has been no Company Material Adverse Effect from that disclosed to the Buyer in this Agreement, other than changes in the Ordinary Course of Business, nor shall there have been any material casualty to the Company’s property as a result of any loss, taking, destruction or physical damage, which is not covered by insurance (less any applicable deductible or self-insured portion), occasioned by fire, flood, explosion, earthquake, act of God or the public enemy, or otherwise.

6.4           No Litigation.  No investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority (a) in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated hereby.

6.5           Governmental Approvals.  Other than the filing of the Articles of Merger and those referred to in Section 4.5, all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger on the part of the Company shall have been filed, obtained or occurred on terms and conditions reasonably satisfactory to the Buyer.

6.6           Opinion of Counsel.  The Shareholders shall have delivered to the Buyer and Merger Subsidiary an opinion of Vedder, Price, Kaufman & Kammholz, P.C., counsel for the Shareholders and the Company, dated the Closing Date in form and substance as attached hereto as Exhibit E.

6.7           Searches.  The Company shall have delivered to the Buyer and the Merger Subsidiary customary Uniform Commercial Code and State of Illinois and federal tax, judgment and bankruptcy lien searches, dated no more than 15 days prior to the Closing Date, showing no Liens or judgments against the Assets of the Company, except for the Permitted Liens or as set forth in the Disclosure Schedule.

6.8           Shares.  Each Shareholder shall have tendered his Company Shares for inclusion in the transaction contemplated hereby by delivering a counterpart of this Agreement, duly executed by such Shareholder to the Buyer and the Merger Subsidiary.

6.9           Distribution.  The Company, immediately prior to the Closing, shall have declared and simultaneously with the Closing made a distribution in cash to all of the Shareholders in an amount equivalent to $5,000,000 less the amount of the Seller Costs paid or to be paid prior to Closing (the “Distribution”), and shall have not made any other payments of dividends, distributions or bonuses, except in the Ordinary Course of Business and as set forth in the Disclosure Schedule.

6.10         Company Options.  To the reasonable satisfaction of the Buyer and the Merger Subsidiary, the Company shall take such action as shall be required to (a) vest any unvested Company Options, (b) cause each outstanding Company Option to represent at or prior to the Closing Date solely the right to receive, in accordance with the applicable agreement between the Company and the holder of such Company Option, an amount equal to the applicable Aggregate Purchase Price divided by the sum of the outstanding Company Shares plus the number of Common Shares issuable pursuant to all of the Company Options that are outstanding immediately prior to their termination, less the applicable exercise price per Common Share of the Company under such Company Option and (c) terminate at or prior to the Closing Date, all Company option plans or arrangements and any and all agreements relating to such plans or awards thereunder.  The Company shall have caused to be executed and delivered all stock option cancellation agreements and other documents evidencing the consummation of the transactions contemplated by this Section 6.10.

6.11         Company’s 401(k) Saving Plan.  The Company shall take such action as shall be required to terminate as of or prior to the Closing Date, the Company’s 401(k) Savings Plan.

6.12         Shareholder Agreements.  The Shareholder Agreements shall have been terminated.

6.13         Escrow Agreement.  The Agent shall have executed and delivered the Escrow Agreement to Buyer.

6.14         Registration Rights Agreement.  The Shareholders shall have executed and delivered the Registration Rights Agreement to Buyer.

6.15         Noncompetition Agreements of Shareholders.  Each Shareholder shall execute and deliver the noncompetition agreement for such Shareholder in the form attached hereto as Exhibit F.

6.16         Board and Shareholder Resolutions.  The Company shall have delivered to the Buyer and the Merger Subsidiary copies of resolutions of the Company Board and the Shareholders of the Company, authorizing the transactions contemplated by this Agreement, and such resolutions shall have been certified by an officer of the Company.

6.17         Depositary Instructions.  The Shareholders shall have caused the Company to deliver to the Buyer or the Merger Subsidiary sufficient letters addressed to each bank, savings and loan association and securities dealer with which the Company maintains an account or safe deposit box designating the names of the persons (determined by the Buyer or the Merger Subsidiary) authorized to draw thereon or transact business therein after the Closing, accompanied by new resolutions furnished by the Buyer or the Merger Subsidiary with a request that such resolutions take effect on the Closing Date, but immediately after the Closing except for clearance of checks in the process of clearance, and sufficient letters to each depositary or custodian amending the deposit or custodian agreements in the manner reasonably specified and required by the Buyer or the Merger Subsidiary accompanied by all passbooks, keys or other data, or articles required for access thereto, and the combination of all safes, vaults and other places of safekeeping or storage.

6.18         Good Standing Certificates.  The Company shall have delivered to the Buyer current certificates of good standing relative to the Company certified by the Secretary of State of each state or jurisdiction in which the Company is organized or qualified to do business, dated within two weeks of the Closing Date.

6.19         Books and Records and Tax Returns.  The Shareholders shall have caused the Company to deliver to the Buyer the stock books, stock registers, minute books and such other papers, Tax Returns and records of the Company as relate to its corporate existence, property, Taxes or operations thereof and which are in the possession or control of the Shareholders.

6.20         Stock Certificates.  Each Shareholder shall have delivered to the Buyer each original stock certificate representing all of the Company Shares registered in the name of such Shareholder, duly endorsed for transfer to Merger Subsidiary or accompanied by a Stock Power.

6.21         Disclosure Schedule.  The Company shall have delivered the Disclosure Schedule to the Buyer.

6.22         Waiver.  Each Shareholder shall have executed and delivered to the Buyer a waiver of such Shareholder’s dissenters’ rights in form of Exhibit G attached hereto.

6.23         Further Assurances.  The Company and the Shareholders shall have delivered to the Buyer such other written documents, instruments, releases or documents, as the Buyer reasonably may require to effectuate the provisions of this Agreement.

6.24         No Company Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have been incurred any Company Material Adverse Effect.

6.25         Bringdown Certificate.  The Company shall have delivered a certificate of its President certifying that, as of Closing and to the Company’s Knowledge, there are no outstanding disputes with any Customer or Supplier, except for material disputes described on Section 4.25 of the Disclosure Schedule or that have arisen in the Ordinary Course of Business and have been resolved as of the Closing.

ARTICLE 7

CONDITIONS TO THE COMPANY’S AND
THE SHAREHOLDERS’ OBLIGATIONS TO CLOSE

The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, prior to or on the Closing Date, of each of the following express conditions precedent (any of which may be waived by Company and the Shareholders, in whole or in part):

7.1           Representations and Warranties.  The representations and warranties contained in Article 5 of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date, except for those representations and warranties that address matters only as of a specific date and those specific representations and warranties shall be true and correct as of such specific date.

7.2           Proceedings and Instruments Satisfactory.  All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Agent; and, the Buyer shall have made available to the Agent for examination the originals or true and correct copies of all documents which the Agent reasonably may request in connection with the transactions contemplated by this Agreement.

7.3           Purchase Price.  The Buyer shall have delivered the Aggregate Purchase Price in accordance with Section 3.2 hereof.

7.4           Adverse Change.  The Agent (in his reasonable discretion) shall have determined that, since June 30, 2006, there has been no Buyer Material Adverse Effect, other than changes in the Ordinary Course of Business, nor shall there have been any casualty to the Buyer’s property as a result of any loss, taking, destruction or physical damage, which is not covered by insurance (less any applicable deductible or self-insured portion), occasioned by fire, flood, explosion, earthquake, act of God or the public enemy, or otherwise.

7.5           No Litigation.  No investigation, suit, action or other proceeding shall be threatened or pending before any Governmental Authority (a) in which it is sought to restrain, prohibit or obtain damages or other relief in connection with the Merger Documents or the consummation of the transactions contemplated hereby or thereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated hereby or thereby.

7.6           Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred on terms and conditions reasonably satisfactory to the Agent.

7.7           Opinion of Counsel.  The Buyer and Merger Subsidiary shall have delivered to the Shareholders an opinion of Messerli & Kramer, P.A., counsel for the Buyer and the Merger Subsidiary, dated the Closing Date in form and substance as attached hereto as Exhibit H.

7.8           Certificates of Good Standing.  The Buyer shall have delivered to Agent a certificate of good standing for the state or jurisdiction in which it is organized dated within two weeks of the Closing Date.  The Merger Subsidiary shall have delivered to Agent certificates of good standing for Minnesota, Illinois and each other state or jurisdiction in which it is organized or qualified dated within two weeks of the Closing Date.

7.9           Board Resolutions.  The Buyer and Merger Subsidiary shall have delivered to Agent copies of resolutions of the Board of Directors or such other governing body of the Buyer and Merger Subsidiary, authorizing the transactions contemplated by this Agreement, and such resolutions shall be certified by an officer of the Buyer and the Merger Subsidiary, respectively.

7.10         Escrow Agreement.  The Buyer shall have executed and delivered the Escrow Agreement to Agent.

7.11         Registration Rights Agreement.  The Buyer shall have executed and delivered the Registration Rights Agreement to the Shareholders.

7.12         Noncompetition Agreements.  The Buyer shall have executed and delivered the Noncompetition Agreements of the Shareholders in the form attached hereto as Exhibit F.

7.13         Further Assurances.  The Buyer and the Merger Subsidiary shall have delivered to the Shareholders such other written documents, instruments, releases or documents, as the Agent reasonably may require to effectuate the provisions of this Agreement.

7.14         Distribution.  The Company, immediately prior to the Closing, shall declare and simultaneously with the Closing make a distribution to all of the Shareholders in the amount of $5,000,000 in the aggregate in cash, less the amount of the Sellers’ Costs.

7.15         Tax Opinion.  The Agent shall have received an opinion from Vedder, Price, Kaufman and Kammholz, P.C. addressed to the Company substantially to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code.  In connection with the issuance of such opinion, Buyer, Merger Subsidiary, Company and the Shareholdersshall provide such representations relating to the Merger and related matters as are reasonably requested by such counsel.

7.16         No Buyer Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have been incurred any Buyer Material Adverse Effect.

ARTICLE 8

INDEMNIFICATION

8.1           Indemnification by Shareholders.

(a)           Notwithstanding the Closing and regardless of any investigation made by, or on behalf of, the Buyer or Merger Subsidiary or any information known by the Buyer and the Merger Subsidiary, the Shareholders shall, jointly and severally, subject to the terms and conditions of this Agreement, indemnify and save the Buyer, the Merger Subsidiary and their respective officers and directors (collectively, the “Buyer Indemnified Parties”) harmless, on an After-tax Basis, from and against any and all Indemnifiable Damages, incurred by the Buyer Indemnified Parties due to or resulting from any of the following (the “Buyer Losses”):

(i)            Representations or Warranties.  The inaccuracy or breach of any representation or warranty of the Shareholders set forth in Article 4 (other than Section 4.31) of this Agreement; or

(ii)           Covenants.  The breach or default in the performance by the Company and/or the Shareholders of any of their covenants, obligations or agreements set forth in this Agreement, except that the Shareholders shall have no obligation to indemnifiy the Buyer Indemnifiied Parties for any breach after Closing of the Company’s covenants, obligations or agreements; or

(iii)          Pre Closing Operations. Any incident, occurrence, condition or claim existing, arising or accruing prior to the Closing and relating to the operation or conduct of the Company’s business or ownership or use of its Assets prior to the Closing, and which was Known to the Company prior to the Closing, other than only (A) Liabilities of the Company to the extent reflected on the Latest Balance Sheet; (B) Liabilities set forth in the Disclosure Schedule (except those specifically identified in Schedule 8.1); (C) Liabilities under Contracts described on Section 4.13 of the Disclosure Schedule or under Contracts which this Agreement does not require to be disclosed thereon, excluding such Liabilities if (x) such Liabilities were required to be reflected on the Latest Balance Sheet in accordance with the Company Accounting Practices but were not reflected thereon and (y) the incurrence or existence of which is not in violation of any representation, warranty or covenant of the Company or the Shareholders set forth in Article 4 of this Agreement; (D) those Liabilities which existed as of the date of the Latest Balance Sheet and under the Company Accounting Practices were not required to be reflected on the Latest Balance Sheet, but only if the incurrence or existence of such Liabilities is not in violation of any representation, warranty or covenant of the Company or the Shareholders set forth in Article 4 of this Agreement; and (E) those Liabilities which have arisen in the Ordinary Course of Business since the date of the Latest Balance Sheet, but only if the incurrence or existence of such Liabilities is not in violation of any representation, warranty or covenant of the Company or the Shareholders set forth in Article 4 of this Agreement.

(b)           Notwithstanding the Closing, each Shareholder, severally, and not jointly with the other Shareholders, shall, subject to the terms and conditions of this Agreement, indemnify and save the Buyer Indemnified Parties harmless, on an After-tax Basis, from and against any and all Indemnifiable Damages, incurred by the Buyer Indemnified Parties due to or resulting from the inaccuracy or breach of the representations or warranties of such Shareholder set forth in Section 4.31 (the “4.31 Losses”) .

8.2           Indemnification by Buyer.  Notwithstanding the Closing, the Buyer shall, subject to the terms and conditions of this Agreement, indemnify and save the Shareholders and each of their heirs, legatees and personal representatives (collectively, the “Shareholder Indemnified Parties”) harmless, on an After-tax Basis, from and against any and all Indemnifiable Damages incurred by the Shareholder Indemnified Parties due to or resulting from any of the following:

(a)           Representations and Warranties.  The inaccuracy or breach of any representation or warranty of the Buyer and the Merger Subsidiary set forth in Article 5 in this Agreement; or

(b)           Covenants.  The breach or default in the performance by the Buyer or the Merger Subsidiary of any of their respective covenants, obligations or agreements in or pursuant to this Agreement.

8.3           Procedures for Making Claims.  If and when a party (the “Indemnitee”) desires to assert a claim for Indemnifiable Damages against another Party or Parties (collectively, the “Indemnitor”) pursuant to the provisions of this Article 8, the Indemnitee shall deliver a Notice of Claim to the Indemnitor and, if the Buyer is an Indemnitee, to the Escrow Agent, promptly after Indemnitee’s receipt of a claim or specific and affirmative awareness of a potential claim.  If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall simultaneously deliver a Notice of Objection to the Indemnitee and, if one or more Shareholders are Indemnitors, to the Escrow Agent within thirty (30) days after the Indemnitee’s delivery of the Notice of Claim.  If the Notice of Objection shall not have been so delivered within such thirty (30) day period, all Indemnitors shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and the Indemnifiable Damages set forth in the Notice of Claim shall be promptly paid to the Indemnitee.  If the Buyer is an Indemnitee such claim for Indemnifiable Damages shall be paid from the Escrow (to the extent of the Escrow Amount) by the Escrow Agent, without the necessity of further action as provided in the Escrow Agreement.  If the Indemnitor shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within thirty (30) days after the date of delivery of the Notice of Objection, then such claims shall be settled pursuant to Section 11.5 hereof.

8.4           Participation in Defense of Third Party Claims.

(a)           If any third party shall assert any claim against the Indemnitee which, if successful, might result in an obligation of the Indemnitor to pay Indemnifiable Damages (the “Third Party Claim”), the Indemnitor, at the sole expense of the Indemnitor, may assume the primary defense thereof with counsel reasonably acceptable to the Indemnitee (and each Indemnitee acknowledges that the other parties’ counsel in connection with this Agreement is acceptable), only if and so long as:  (X) the Indemnitor reasonably diligently pursues the defense of such Third Party Claim; and (Y) the Indemnitor acknowledges to the Indemnitee in writing that the Third Party Claim, if resolved or settled adversely to the Indemnitee, is one for which the Indemnitor is obligated to indemnify the Indemnitee hereunder.  Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonably likely probability that a Third Party Claim cannot be remedied solely by the payment of money damages without further adverse consequences to the Indemnitee, the Indemnitee may, by notice to the Indemnitor within 15 days after the assertion of such Third Party Claim against the Indemnitor, assume the right to defend, compromise, or settle such Third Party Claim; provided that the Indemnitor shall have the right to participate reasonably in the defense, compromise or settlement of such Third Party Claim and the Indemnitor will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).  Upon request by the Indemnitor, the Indemnitee shall cooperate reasonably in the defense of such Third Party Claim. If the Indemnitor fails to assume the primary defense of any such Third Party Claim set forth in set forth in Section 8.4(a)(i), the Indemnitee may (but need not) do so; in which event the Indemnitee may defend, settle or compromise the Third Party claim, at the expense and cost of the Indemnitor, in any such manner as the Indemnitee reasonably deems appropriate.

(b)           Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against any Indemnitee for purposes of an indemnity claim an Indemnitee may have under this Agreement with respect to such Third Party Claim or matter alleged therein.

(c)           Neither Section 8.3 nor Section 8.4 shall apply to any Contest subject to Section 9.1(f).

8.5           Survival of Indemnification; Limitations on Indemnifiable Damages.

(a)           Survival.  An Indemnitor’s obligation to pay Indemnifiable Damages arising out of claims described in Sections 8.1 and 8.2 hereof shall survive the Closing of this transaction for a period of eighteen (18) months after the Closing Date, except that, (i) in the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently, such claim shall survive indefinitely; (ii) in the case of a claim based upon the inaccuracy or breach of a representation or warranty set forth in Section 4.1(a)  first sentence (Organization), Section 4.2 (Capitalization), Section 4.31 (Shareholder Matters), Section 5.1 (Organization) and Section 5.3 (Buyer Capital Stock) and any claim listed on Schedule 8.1, such claim shall survive the Closing so long as the statute of limitations applicable to such claim has not expired; and (iii) in the case of a claim based upon the inaccuracy or breach of a representation or warranty set forth in Section 4.10 (Taxes), Section 4.15 (Environmental

Matters) and Section 4.16 (Employee Benefit Plans), such claim shall survive the Closing for a period of six (6) years; and, in all cases, provided that the Indemnitee has delivered a Notice of Claim to the Indemnitor prior to the expiration of such applicable survival period.

(b)           Limitations.  The indemnification obligations of the Shareholders under Section 8.1 shall be limited as follows:

(i)            The Shareholders shall not be required to indemnify the Buyer Indemnified Parties under Section 8.1(a) unless and until the amount of Buyer Losses for which the Buyer Indemnified Parties are otherwise entitled to indemnification hereunder exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Deductible”), at which point each Shareholder, jointly and severally, shall be liable to reimburse the Buyer Indemnified Parties for all Buyer Losses, subject to such Shareholder’s Allocable Portion of the Cap, that may arise in excess of the Deductible.  The Shareholders will not have any obligation to indemnify any Buyer Indemnified Party with respect to individual Buyer Losses of less than Ten Thousand Dollars ($10,000) each (or a series of related Buyer Losses of less than Ten Thousand Dollars ($10,000)) (the “Occurrence Threshold”).  The Deductible and Occurrence Threshold shall not apply to any Indemnifiable Damages resulting from the fraudulent misrepresentation of the Company or the Shareholders or claims pursuant to Schedule 8.1. The Occurrence Threshold shall not apply to any Indemnifiable Damages resulting from a breach of Section 4.31 (Shareholder Matters) of this Agreement

(ii)           Buyer Losses and 4.31 Losses shall be reduced by (a) the aggregate amount of any insurance proceeds actually recovered by the Buyer Indemnified Parties and Buyer hereby agrees to file appropriate claims in a timely manner and to take all other commercially reasonable actions to recover such proceeds and (b) the amount of any Tax benefits actually realized by the Buyer Indemnified Parties attributed to the Buyer Losses or 4.31 Losses or derived therefrom in any period to and including the taxable year in which the Buyer Loss or 4.31 Loss was incurred.

(iii)          The aggregate maximum liability of the Shareholders for Buyer Losses and 4.31 Losses in the aggregate shall not exceed the Aggregate Purchase Price less any income or capital gains Taxes paid by such Shareholders (in the aggregate) in connection with the Merger (the “Sellers’ Cap”) provided, that each Shareholder’s individual liability hereunder shall not exceed an amount equal to the Sellers’ Cap multiplied by such Shareholder’s Pro-Rata Share (such Shareholder’s “Allocable Portion of the Cap”).

(iv)          Prior to seeking recourse against any Shareholder individually for any Buyer Indemnifiable Damages and provided that the Escrow Agreement has not been terminated, the Buyer Indemnified Parties agree to seek recovery for all Buyer Indemnifiable Damages up to the amount of the Escrow Amount solely from the Escrow.

(v)           Any Indemnifiable Damages paid by any Shareholder, in excess of the Escrow Amount or after the termination of the Escrow, shall be payable first, in cash, up to an amount of cash equal to the portion of the Aggregate Purchase Price paid to such

Shareholder in cash less (A) any income or capital gains Taxes paid by such Shareholder (in the aggregate) in connection with the Merger and (B) such Shareholder’s Pro-Rata Share of the cash portion of the Escrow Amount (but only to the extent that such cash portion was previously applied to pay Indemnifiable Damages) and, then, at the Shareholder’s sole option, in cash and/or in Datalink Stock, which for purposes of this Section 8.5(b)(v) shall be valued at the average of the daily last reported closing prices for the Datalink Stock over a period of 20 consecutive Trading Days immediately prior to the date on which such Indemnifiable Damages are paid in Datalink Stock by such Shareholder.

(c)           Adjustments.  Any indemnification payments paid under this Article 8 will be considered an adjustment to the Purchase Price.

(d)           Remedies.  The foregoing indemnification provisions shall be the sole and exclusive remedy for the matters set forth in Article 8 and no party shall have any cause of action or remedy at law or in equity for breach of contract, rescission, tort or otherwise against any other party arising under or in connection with this Agreement, except that the foregoing shall not limit any remedy of any Party at law or in equity for fraudulent misrepresentation, including without limitation any right to specific performance and/or injunctive or other equitable relief or any remedy of any Party at law or in equity under the Escrow Agreement, the Registration Rights Agreements, the Noncompetition Agreements or any other agreements between the Parties.

ARTICLE 9

TAX MATTERS

9.1           Filing; Contests.  The following provisions shall govern the allocation of responsibility as between Buyer and Agent for certain Tax matters on and following the Closing Date:

(a)           Allocation of Items.  For purposes of determining Taxes that relate to periods ending on or prior to the Tax Closing Date (or the portion of any Straddle Period ending on the Tax Closing Date) and for purposes of preparing the Tax Returns described in Section 9.1(b), (i) Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets shall be determined based on an interim closing of the books as of the close of business on the Tax Closing Date; (ii) all other Taxes shall be determined based on a pro rata allocation based on the number of days in the taxable period for which each party is liable for Taxes hereunder; and (iii) the Parties agree that, for all Tax purposes, any deduction, subtraction, or credit arising from or related to any payment by the Company in cancellation of a Company Option shall be allocable in full to the period ending on or prior to the Tax Closing Date, and the Parties agree, and shall cause Company, Surviving Company, and Buyer to file all Tax Returns consistent with such allocation.

(b)           Responsibility for Filing Tax Returns.  The Company shall prepare and file all Tax Returns of Company that are due on or prior to the Tax Closing Date, which Tax

Returns shall be prepared and timely filed on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns.  The Company shall pay all Taxes payable with respect to such Tax Returns.  The Agent, at the Surviving Company’s cost and expense, shall cause to be prepared on behalf of Company the IRS Form 1120S (and any comparable state and local S corporation income Tax Returns (collectively “S Corporation Returns”) for the taxable year ended on the Tax Closing Date.  Each S Corporation Return shall be prepared in accordance with existing procedures and practices with respect to the treatment of specific items on the Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties under applicable Tax Laws.  Buyer shall cause Surviving Company to timely file all S Corporation Returns prepared by or on behalf of Agent and timely delivered to Buyer in accordance with this Section 9.1(b) and shall cause Surviving Company to timely pay all Taxes shown as due thereon. Notwithstanding the foregoing, the Shareholders agree that they shall each be individually responsible for timely paying their respective Shareholder level Taxes due in connection with any S Corporation Returns. Buyer shall cause Surviving Company to prepare and file all Tax Returns of Company (other than S Corporation Returns) due after the Tax Closing Date, which Tax Returns shall be prepared and timely filed on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties under applicable Tax Laws.  Buyer shall permit Agent to review and comment on each such Tax Return that relates to periods beginning prior to, or that include, the Tax Closing Date at least twenty (20) days prior to the due date for filing such Tax Return and shall make such revisions to each such Tax Return as are reasonably requested by Agent.  Buyer shall pay or shall cause the Surviving Company to pay all Taxes payable with respect to such Tax Returns.

(c)           Amendments and Elections.  After the Closing, Buyer shall not, and shall not allow Surviving Company to, without the written consent of Agent, (i) amend or restate any Tax Return of the Company for any period ending on or prior to, or that includes, the Tax Closing Date or (ii) revoke, alter or amend any election relating to Taxes that was filed by Company if such action would result in an increase in liability for Taxes of Shareholders or the Company for any period ending on or prior to, or that includes, the Tax Closing Date.

(d)           Cooperation on Tax Matters.

(i)            Buyer and Agent shall, and Buyer shall cause Surviving Company to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return, amended Tax Return, or claim for refund of any Taxes pursuant to this Section 9.1 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Agent shall, and Buyer shall cause Surviving Company to, (A) retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Tax Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Agent, any extensions thereof) of the respective taxable periods, (B) abide by all record retention agreements entered into with any Governmental Authority and (C) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer shall, and shall cause Surviving Company to, or Agent shall, as the case may be, allow the other party to take possession of such books and records.

(ii)           Buyer and Agent further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall be paid by Buyer.  Agent will, and will cause Company to, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees.

(f)            Tax Contests.  With respect to any Contest (as defined below), the following shall apply:

(i)            After the Closing, Buyer shall, within twenty (20) days of the occurrence of the commencement of any Tax audit or administrative or judicial proceeding against, or of any demand or claim on (any such audit, proceeding, demand or claim relating to an asserted Tax liability is referred to herein as a “Contest”), Buyer, Company or Surviving Company, if such Contest involves Taxes relating to the Company or Shareholders for any period ending on or prior to, or that includes, the Tax Closing Date, notify Agent in writing of such Contest.  Such notice shall contain factual information (to the extent known to Buyer) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability.  If Buyer fails to give Agent prompt notice of an asserted Tax liability as required by this Section, then (i) if Agent is precluded by the failure to give prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then, notwithstanding anything to the contrary in this Agreement or any other agreement with any party, the Shareholders shall have no obligation to indemnify the Buyer Indemnified Parties against any loss arising out of such asserted Tax liability; and (ii) if Agent is not so precluded from contesting but such failure to give prompt notice results in a detriment to Company, the Shareholders or Agent, then any amount which the Shareholders are otherwise required to pay the Buyer Indemnified Parties pursuant to this Agreement with respect to such liability shall be reduced by the amount caused by such detriment.

(ii)           Except as provided in Section 9.1(f)(3), Buyer shall control any Contest in respect of any Tax Return of Company, provided that the Agent shall, at Agent’s expense, have the non-exclusive right to participate in any Contest in connection with any Tax Return covering taxable periods, or portions thereof, of Company ending on or prior to the Tax Closing Date.  Buyer shall provide Agent with copies of all written communications and documents received by Buyer or Surviving Company from a Governmental Authority in connection with such Contest.  Buyer shall permit Agent to review and comment on each written submission to a Governmental Authority in connection with such Contest, and shall make such revisions to such submissions as are reasonably requested by Agent.  Buyer may not, and Buyer shall cause the Surviving Company to not, settle or compromise any asserted Tax liability with respect to taxable periods, or portions thereof, ending on or prior to the Tax Closing Date without first giving written notice to Agent of the terms of such settlement or compromise and receiving the written consent of Agent to such settlement or compromise, provided, however, that consent to such settlement or compromise shall not be unreasonably withheld by Agent.

(iii)          Notwithstanding anything in Section 9.1(f)(2) to the contrary, if any Contest relates solely to Company’s S Corporation Returns for periods ending on or prior to the Tax Closing Date, Agent shall control in good faith such Contest, provided that the Buyer shall, at Buyer’s expense, have the nonexclusive right to participate in any such Contest.  Buyer shall, and shall cause the Surviving Company to, promptly empower (by power of attorney and such other documentation as may be appropriate) such representatives of Agent as Agent may designate to control such Contest.  The Agent shall provide Buyer with copies of all written communications and documents received by Agent from a Governmental Authority in connection with such Contest.  The Agent shall permit Buyer to review and comment on each written submission to a Governmental Authority in connection with such Contest, and shall make such revisions to such submissions as are reasonably and timely requested by Buyer.  The Agent may not settle or compromise any asserted Tax liability that might have the effect of increasing the Tax liability of Surviving Company for taxable periods beginning after the Tax Closing Date without first giving written notice to Buyer of the terms of such settlement or compromise and receiving the written consent of Buyer to such settlement or compromise, provided, however, that consent to such settlement or compromise shall not be unreasonably withheld by Buyer.

9.2           Continuity of Business Enterprise.  Surviving Company will continue at least one significant historic business line of Company, or use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d), except that Surviving Company may transfer Company’s historic business assets (i) to a corporation that is a member of Buyer’s “qualified group,” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Buyer’s “qualified group” have active and substantial management functions as a partner with respect to Company’s historic business or (B) members of Buyer’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in Company’s historic business, in each case within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii).

9.3           Tax Reporting of Merger.  The Parties agree to report and treat the Merger for all income Tax purposes and on all income Tax Returns of the Parties as a reorganization described in Section 368(a)(1)(A) of the Code and shall not take any action that would cause the

Merger to not qualify, or fail to take any action necessary for the Merger to qualify, as a reorganization under such section of the Code.

ARTICLE 10

TERMINATION

10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Buyer and the Agent;

(b)           by the Buyer, if there has been a material violation or breach by the Company or any Shareholder of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such violation or breach has not been waived by the Buyer or cured by the Company or such Shareholder within ten (10) Business Days after written notice thereof by the Buyer;

(c)           by the Buyer, if a Company Material Adverse Effect arises between the date hereof and the Closing;

(d)           by the Agent, if there has been a material violation or breach by the Buyer or Merger Subsidiary of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Shareholders at the Closing and such violation or breach has not been waived by the Agent or cured by the Buyer or the Merger Subsidiary within ten (10) Business Days after written notice thereof by the Agent (provided that the failure to deliver the full consideration payable to the Shareholders under this Agreement at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Agent);

(e)           by the Agent, if a Buyer Material Adverse Effect arises between the date hereof and the Closing; or

(f)            by either the Buyer or the Agent if the transactions contemplated hereby have not been consummated by February 15, 2007; provided that, neither the Buyer nor the Agent shall be entitled to terminate this Agreement pursuant to this Section 10.1(f) if such Person’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

10.2         Effect of Termination.  In the event of termination of this Agreement by either the Buyer or the Agent as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 10.2 and Section 11.4, and the Mutual Nondisclosure Agreement dated as of October 23, 2006 between the Company and the Buyer which shall survive the termination of this Agreement in accordance with the respective terms thereof), and there shall be no liability on the part of any Party hereto to any other Party, except for any willful breaches of this Agreement prior to the time of such termination.

10.3         Effect of Closing.  The Parties shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing.  No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 6 or 7 unless such waiver is made in writing.

ARTICLE 11

MISCELLANEOUS

11.1         Further Assurances.  Each Party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to effect the Merger or to otherwise carry out the terms and conditions of this Agreement.

11.2         Benefit and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective heirs, successors, assignees, and beneficiaries in interest, as the case may be; provided, however, that this Agreement may not be assigned any of the Parties hereto without the prior written consent of the Buyer and the Agent.

11.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Minnesota (regardless of such State’s conflict of laws principles), and without reference to any rules of construction regarding the Party responsible for the drafting hereof.

11.4         Expenses.  All expenses and costs incurred in connection with this Agreement or the transactions herein provided for shall be paid by the Party incurring such expenses and costs.  The Buyer does not assume any obligations of the Company or the Shareholders in connection with such expenses and costs, nor shall any expenses and costs of the Shareholders be charged to or paid, directly or indirectly, by the Company.

11.5         Disputes.

(a)           Dispute Resolution.  The dispute resolution procedures set forth in this Section 11.5 shall govern the resolution of any dispute, claim or controversy arising out of, under or relating to this Agreement and the transactions it contemplates and any right or obligation thereunder, or the breach or termination thereof (“Dispute”).  Resolution of any Dispute hereunder shall be by the Agent, who shall serve as the Shareholders’ representative, and senior executives of the Buyer, who shall be appointed in accordance with Section 11.5(b) or, upon failure to timely reach a resolution in such manner, litigation, all as provided in this Section 11.5.

(b)           Negotiation by Senior Executives.  To pursue resolution of a Dispute, a Party, either the Buyer or Agent (the “Disputing Party”), first must notify the Buyer or Agent, as the case may be (the “Responding Party”), of the Dispute, which notice shall contain a specific description of the Dispute.  Upon a Disputing Party’s written notification to the Responding Party of a Dispute, the Buyer shall, not later than seven (7) days thereafter, select and appoint as its representative a person not concerned with the day-to-day performance of that Party’s obligations under this Agreement and who has general decision-making authority to resolve and settle the subject Dispute on behalf of such Party.  Not later than fourteen (14) days after receipt of written notification of said Dispute, the Disputing Party and the Responding Party shall provide to the other a written explanation of the material particulars of its position as to the Dispute.  Not later than twenty-one (21) days after receipt of written notification of a Dispute, as provided above, the representatives selected by the Buyer to resolve the same and the Agent shall meet to attempt in good faith to settle the Dispute (“First Meeting Deadline”) and to produce written terms of settlement therefore, which written terms of settlement, if any, when signed by Buyer’s representative and Agent, shall serve as conclusive evidence of the resolution of such Dispute.  Only if such written terms of settlement are not produced and signed by Buyer’s representative and Agent (i) not later than fourteen (14) days after the date of such representative’s and Agent’s first meeting, or (ii) within twenty-one (21) days after the First Meeting Deadline (in the event the Buyer representative and Agent fail to meet by the First Meeting Deadline), or (iii) within such longer period as may be mutually agreed to by Buyer and Agent in writing, then, at the request of either the Disputing Party or the Responding Party, the Dispute may be submitted to litigation in accordance with subparagraph (c) hereof.

(c)           Litigation.

(i)            Initiation.  After, but only after, the period for resolution of a Dispute set forth in subparagraph (b) has terminated without a resolution of a Dispute, or earlier if both the Disputing Party and the Responding Party agree, the Dispute may be submitted for litigation by either Party under subparagraph (c)(ii) hereof.

(ii)           Litigation.  THE PARTIES HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN HENNEPIN COUNTY, MINNESOTA FOR THE PURPOSE OF ALL DISPUTES NOT RESOLVED PURSUANT TO SECTION 11.5(b) HEREIN.  THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, WITH RESPECT TO ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OBJECTION WHICH THEY MAY NOW OR THEREAFTER HAVE (I) TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURTS OR ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (II) THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY.

11.6         Notices.  All notices, demands, and communications required or permitted hereunder shall be given in writing and shall be deemed given to a Party at the earlier of (a) when actually delivered to such party, or (b) three (3) Business Days after being sent by first class mail, return receipt requested (postage prepaid) or delivered by a nationally recognized courier service, and addressed to such party at the address designated below for such Party (or to such other address for such Party as such Party may have substituted by notice pursuant to this Section):

(i)	If to the Buyer and the Merger Subsidiary:

Datalink Corporation
Attention: Charles B. Westling, President and Chief Executive Officer
8170 Upland Circle
Chanhassen, MN 55317

with a copy to:

Messerli & Kramer, P.A.
Attention: Jeffrey C. Robbins, Esq.
150 South Fifth Street, Suite 1800
Minneapolis, MN 55402

(ii)	If to any of the Shareholders or the Company prior to the Effective Time:

Lodi Vercelli, President
Midrange Computer Solutions, Inc.
3010 Woodcreek Drive, Suite B
Downers Grove, IL 60515

If to any of the Shareholders subsequent to the Effective Time:

Mr. Lodi Vercelli, Agent
MCS-Datalink, LLC
3010 Woodcreek Drive, Suite B
Downers Grove, IL 60515

With a copy, in each case, to:

Vedder, Price, Kaufman & Kammholz, P.C.
Attention: Dalius F. Vasys, Esq.
222 N. LaSalle Street
Suite 2400
Chicago, Illinois 60601

11.7         Counterparts.  This Agreement may be executed by facsimile and simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

11.8         Headings.  All Section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

11.9         Amendment, Modification and Waiver.  Subject to Section 2.5(b)(3), this Agreement may not be modified, amended or supplemented except by mutual written agreement of the Buyer and the Agent.  Both the Buyer and the Agent may waive in writing any term or condition contained in this Agreement and intended to be for its or their benefit; provided, however, that no waiver by either Party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.  Each amendment, modification, supplement or waiver shall be in writing signed by the Party or Parties to be charged.

11.10       Entire Agreement.  This Agreement, the Exhibits and the Disclosure Schedule delivered herewith represent the entire agreement of the Parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements with respect to the subject matter hereof and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other Party by the Party to be charged.

11.11       Third Party Beneficiaries.  No third parties are intended to benefit from this Agreement, and no third party beneficiary rights shall be implied from anything contained in this Agreement.

11.12       Publicity.  The Buyer, the Company and the Shareholders agree that no publicity announcements, press releases or disclosures of any kind concerning the terms of this Agreement or concerning the transactions contemplated hereby shall be made without the consent of the Buyer and Agent, except to the extent that disclosure is required by legal process or to accountants, counsel, other professionals and to lenders on a “need to know” basis who similarly agree to maintain the confidentiality of the Agreement and its terms.

11.13       Termination of Shareholder Agreements.  The Company and the Shareholders hereby acknowledge and agree that, as of the Effective Time, the Shareholder Agreements shall be terminated and of no further force or effect, and no party to the Shareholder Agreements shall have any further rights or obligations thereunder.

11.14       Employee Benefit Matters. Following the Closing and to the extent allowed by applicable laws and the terms of any of Buyer’s or Surviving Company’s welfare or benefit plans, Buyer shall, or shall cause Surviving Company to, (a) waive limitations as to preexisting conditions, exclusions and waiting periods to the extent such conditions, exclusions and waiting periods have been satisfied under the Employee Benefits Plans with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plans that such employees are eligible to participate in after the Closing Date; (b) provide each employee of the Company with any credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date; (c) provide each employee of the Company with service credit for their service with the Company for purposes of eligibility and vesting under each employee benefit plan, program or arrangement of the Buyer or the Surviving Company in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed and delivered as of the date first above written.

DATALINK CORPORATION

/s/ Charles B. Westling
By: Charles B. Westling, its Chief Executive Officer

DATALINK ACQUISITION, LLC

/s/ Charles B. Westling
By: Charles B. Westling, its Chief Manager

MIDRANGE COMPUTER SOLUTIONS, INC.

/s/ Lodi Vercelli
By: Lodi Vercelli, its President

SHAREHOLDERS

/s/ Dan Kalin
Dan Kalin

/s/ Michael Spindler
Michael Spindler

/s/ Wayne Szczepanski
Wayne Szczepanski

/s/ Lodi Vercelli
Lodi Vercelli